EXHIBIT 10.5

AMENDED AND RESTATED

CREDIT AGREEMENT

among

HORNBECK OFFSHORE SERVICES, LLC

and

HORNBECK OFFSHORE TRANSPORTATION, LLC,

as Borrowers

and

HIBERNIA NATIONAL BANK,

as Agent

and

THE LENDERS LISTED ON THE SIGNATURE PAGES,

as Banks

Revolving Line of Credit

Dated Effective as of February 13, 2004

AMENDED AND RESTATED

CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated effective as of February 13, 2004, is made among HORNBECK OFFSHORE SERVICES, LLC, a Delaware limited liability company (“HOS”); HORNBECK OFFSHORE TRANSPORTATION, LLC, a Delaware limited liability company formerly known as LEEVAC Marine, LLC (“HOT”; HOS and HOT are sometimes referred to herein collectively as the “Borrowers” and individually as a “Borrower”); HIBERNIA NATIONAL BANK, a national banking association, as agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”), and the lender or lenders listed from time to time on Schedule 1 hereto and on the signature pages hereof (one or more, the “Banks”, which term also shall include, subject to the terms and conditions of Section 10.20 of this Agreement, Bank Affiliates (hereinafter defined) to the limited extent such Bank Affiliates are party from time to time to Hedging Agreements (hereinafter defined) with Borrowers), which agree as follows:

PRELIMINARY STATEMENT

Borrowers previously obtained from the Banks a revolving line of credit in an aggregate amount not to exceed $60,000,000.00 to partially finance working capital needs and acquisitions;

Borrowers desire to increase their borrowing availability under that line of credit up to $100,000,000.00 and the Banks have agreed to such increase, upon and subject to the terms and conditions hereof.

ARTICLE 1

GENERAL TERMS

Section 1.01 Terms Defined Above. As used in this Agreement, the terms “HOS,” “HOT,” “Borrower,” “Agent,” and “Banks,” shall have the meanings indicated above.

Section 1.02 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

“Advance” shall mean the disbursement of the proceeds of the Credit Loan and all or any portion of such disbursement so long as same remains outstanding and unpaid.

“Affiliate” shall mean as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or in effect cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” shall mean this Amended and Restated Credit Agreement, as the same may from time to time be amended, modified or supplemented.

“Applicable Margin” shall mean, in accordance with the following:

For any given fiscal quarter (the “given quarter”), if the Leverage Ratio* of the Guarantor (on a consolidated basis with its Subsidiaries) at the end of the preceding quarter was:	then the Applicable Margin for any Loan accruing interest at the Floating Rate during the given quarter shall be:	and the Applicable Margin for any Loan accruing interest at the Prime Rate during the given quarter shall be:	and the Unused Commitment Fee Rate during the given quarter shall be:

≥ 4.0:1.0**	3.50% per annum	1.00% per annum	0.50% per annum

≥ 3.5:1.0 and < 4.0:1.0	3.00% per annum	0.50% per annum	0.375% per annum

≥ 3.0:1.0 and < 3.50:1.0	2.50% per annum	0.00% per annum	0.375% per annum

≥ 2.50:1.0 and < 3.00:1.0	2.00% per annum	0.00% per annum	0.25% per annum

< 2.50:1.0	1.50% per annum	0.00% per annum	0.25% per annum

*If the Borrowers’ accounts payable are averaging greater than sixty (60) days outstanding at the time of calculation (i.e., at the end of the preceding quarter) then Funded Debt shall be used for this calculation of the Leverage Ratio instead of Net Debt.

**If financial statements under Section 5.01 hereof for the preceding quarter are not timely provided to the Agent, then the Applicable Margin shall be calculated based on this level for the given quarter from the first day thereof through the date on which the financial statements are provided and a different Applicable Margin demonstrated.

“Assignment and Acceptance” shall have the meaning set forth in Section 9.06 hereof.

“Bank Affiliate” shall mean an Affiliate of a Bank listed on Schedule 1 to this Agreement.

“Borrowing Base” shall mean Sixty Million and No/100 ($60,000,000.00) Dollars. Any increase or decrease in the Borrowing Base is subject to unanimous written approval of the Banks and, in addition, compliance, demonstrated to Agent’s satisfaction, by the Guarantor and the Borrowers with Section 5.17 and 5.18 hereof and applicable provisions of the Indenture (including without limitation, to the extent applicable, compliance with the Consolidated Interest Coverage Ratio test at Section 4.09 of the Indenture).

“Borrowing Base Credit Commitments” shall mean the commitments of each of the Banks for the Credit Loan set forth on Schedule 1 hereto under the heading titled “Borrowing Base Credit Commitment,” taking into account the Borrowing Base from time to time in effect but in the same proportions among the Banks as the Credit Commitments, as amended from time to time. The Agent shall have the right to substitute a revised Schedule 1 hereto to reflect adjustments in connection with changes of the Borrowing Base.

“Business Day” shall mean a day other than a Saturday, Sunday or legal holiday for commercial banks in New Orleans, Louisiana or New York, New York.

“Change in Control” shall mean any change of circumstances such that (i) so long as no Offering Event has occurred such that the shares of common stock of Guarantor are traded on a pubic exchange, the Control Group is collectively the beneficial and record owners of less than fifty-one (51.0%) percent of the voting shares of stock of Guarantor, (ii) Todd M. Hornbeck (so long as he is alive and not incapacitated) is not (x) on the Board of Directors of Guarantor and each Borrower and (y) a senior officer of Guarantor and each Borrower equivalent to President or higher, or (iii) Guarantor fails to be the sole member of each Borrower. For purposes hereof, beneficial ownership will be determined in the same manner as provided in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, so long as the applicable Person does not disclaim beneficial interest of such shares, provided that holders of awards under the Guarantor’s Incentive Compensation Plan will be deemed beneficial owners of all restricted shares or shares subject to options granted under such plan without regard to vesting requirements. Any record owner of warrants or options awarded under the Incentive Plan shall be deemed to be the record owner of the shares beneficially owned as a result of the ownership of such warrants or options for purposes of this definition of Change in Control.

“CIC” shall mean Cari Investment Company, a Louisiana corporation.

“CIC Shareholders” shall mean Jon P. Vaccari, Nori A. Vaccari and Christian G. Vaccari.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean the properties, property interests and rights described in Section 3.01 hereof, or otherwise covered by the Collateral Documents, as security for the Obligations.

“Collateral Documents” shall mean collectively the documents required by the Agent to obtain the security interests in the Collateral, as described in Section 3.01 hereof, and all other agreements, documents and instruments required in Section 3.01, as the same may from time to time be amended or supplemented.

“Commitments” shall mean, collectively, the Credit Commitments.

“Common Stock” shall mean the common stock, par value $0.01 per share, of Guarantor or such other class of securities as shall constitute the common equity of Guarantor.

“Consolidated Interest Coverage Ratio” shall have the meaning set forth in the Indenture, with the exception of the definition of a Qualified Service Contract used in such definition, which shall be as defined in this Agreement.

“Control Group” shall mean (i) the Effective Date Shareholders, and (ii) transferees in any Permitted Transfer.

“Credit Commitments” shall mean the commitments of each of the Banks for the Credit Loan set forth on Schedule 1 hereto under the heading titled “Credit Commitment,” as amended from time to time.

“Credit Limit” shall mean the lesser of (i) the Borrowing Base from time to time in effect, and (ii) One Hundred Million and No/100 ($100,000,000.00) Dollars.

“Credit Line” shall mean the lesser of (i) the Borrowing Base from time to time in effect, and (ii) the credit facility afforded by the Banks to the Borrowers to receive Advances under this Agreement, up to the Credit Limit.

“Credit Loan” shall mean the aggregate Advances made by the Banks to the Borrowers under the Credit Line, in accordance with Section 2.01 hereof, and represented by the Credit Notes.

“Credit Notes” shall mean the promissory notes executed by Borrowers, each substantially in the form of Exhibit A hereto, initially dated the Effective Date (and subsequently dated on the date that additional Banks become a party to this Agreement), payable to the order of each Bank in the amount of the Bank’s Commitment, in representation of the Advances available to be made under the Credit Loan, together with any and all amendments, renewals, modifications, extensions for any period, increases or rearrangements thereof.

“Debt” shall mean any and all amounts or liabilities owing from time to time by a Borrower or Guarantor, as applicable, to any Person, including the Agent or any of the Banks, direct or indirect, liquidated or contingent, now existing or hereafter arising, including without limitation (i) indebtedness for money borrowed; (ii) unfunded portions of commitments for money to be borrowed; (iii) the amounts of all standby and commercial letters of credit and bankers acceptances, matured or unmatured, issued on behalf of a Borrower or Guarantor, as applicable; (iv) guaranties of the obligations of any other Person, whether direct or indirect, whether by agreement to purchase the indebtedness of any other Person or by agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise; (v) the present value of all obligations for the payment of rent or hire of property of any kind (real or personal) under leases or lease agreements required to be capitalized under generally accepted accounting principles, and (vi) trade payables incurred in the ordinary course of business or otherwise.

“Default” shall mean the occurrence of any of the events specified in Article 8 hereof, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

“Default Rate” shall mean at any date of calculation, the Prime Rate plus the Applicable Margin plus three (3.00%) percent per annum, but in any event the Default Rate shall not exceed eighteen (18.0%) percent per annum.

“Draw Request Certificate” shall have the meaning set forth in Section 2.02 hereof.

“EBITDA” shall mean, for any rolling four fiscal quarter period preceding any applicable date of calculation, the sum of (a) Net Income for that period, plus (b) depreciation, amortization and all other non-cash expenses for that period, plus (c) Interest Expense for that period, plus (d) the aggregate amount of federal and state taxes on or measured by income for that period (whether or not payable during that period), all calculated for Guarantor and its Subsidiaries on a consolidated basis. EBITDA shall be calculated for all periods as defined above except that with respect to the Leverage Ratio only, as at any date of calculation:

(y) with respect to assets acquired by a Subsidiary after December 31, 2001, whether by out-right purchase thereof or by virtue of a merger of a company that is not a

Subsidiary into a Subsidiary or acquisition by a Subsidiary of any other company that is not a Subsidiary (which acquisitions or mergers are not otherwise prohibited by this Agreement), for the first year after the applicable transaction, EBITDA shall be calculated for the preceding twelve months on a pro forma basis to include both (A) EBITDA with respect to the newly acquired assets for the period of time owned by the applicable Subsidiary, and (B) EBITDA with respect to such newly acquired assets, prior to the applicable Subsidiary’s acquisition thereof, for the period of time beginning with the day after the preceding year anniversary of the applicable date of calculation and ending on the day preceding the date that the applicable Subsidiary acquired such newly acquired assets (whether by acquisition or merger), and

(z) with respect to any newly constructed vessel of a Subsidiary (whether constructed directly for a Subsidiary or constructed for a third party and acquired by a Subsidiary within twelve (12) months after its delivery) having a Qualified Service Contract during the first year following the delivery and acceptance of the vessel by a Subsidiary (as to vessels delivered by a shipyard to that Subsidiary upon its construction) or during the first year following the acquisition by a Subsidiary (as to vessels constructed for third parties and acquired by a Subsidiary within twelve (12) months after its delivery), for the first year after delivery or acquisition of the vessel, as the case may be, the EBITDA shall be calculated on a pro forma basis to include Qualified Service Contract Cashflow.

Pro forma calculations shall be demonstrated to the satisfaction of the Agent.

“Effective Date” shall mean the effective date of this Agreement.

“Effective Date Shareholders” shall mean those Persons certified to Agent by Guarantor on the Effective Date as being the record owners of all issued and outstanding shares of stock of Guarantor.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall mean the occurrence of any of the events specified in Article 8 hereof, provided that any requirement for notice or lapse of time or any other condition precedent has been satisfied.

“Fixed Charges” shall mean, for any applicable period of calculation, the sum of current maturities of principal and capitalized lease payments on Debt, Interest Expense and current tax obligations (excluding portions thereof that are deferred and excluding trade payables incurred in the ordinary course of business).

“Floating Rate” shall mean the LIBO Rate for any applicable Interest Period.

“Funded Debt” shall mean, as at any applicable date of calculation, all outstanding Debt of the Guarantor (on a consolidated basis with its Subsidiaries) that is Debt comprised of money borrowed, letters of credit and bankers acceptances, matured or unmatured, and the present value of capitalized lease obligations, but not (i) Debt comprised of guaranties, (ii) unfunded commitments to lend and (iii) trade payables.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, any arbitration panel, any court or any commission.

“Governmental Requirement” shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other direction or requirement (including without limitation any of the foregoing which relate to environmental standards or controls, occupational, safety and health standards or controls and any environmental protection statute) of any (domestic or foreign) Governmental Authority.

“Guarantor” shall mean Hornbeck Offshore Services, Inc. (formerly HORNBECK-LEEVAC Marine Services, Inc.), a Delaware corporation.

“Guarantor Subsidiaries” shall mean HOS-IV, HOT&T and those other Subsidiaries that from time to time execute and deliver guaranties of (or other collateral security for) the Obligations under subsections 3.01(h) and (i) hereof, and “Guarantor Subsidiary” means any such Person.

“Guaranty” shall have the meaning set forth in Section 3.01 hereof.

“Hazardous Materials” shall mean:

(i) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), as amended from time to time, and regulations promulgated thereunder;

(ii) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) (“CERCLA”), as amended from time to time, and regulations promulgated thereunder;

(iii) asbestos;

(iv) polychlorinated biphenyls;

(v) any substance the presence of which on the Vessels is prohibited by any lawful Governmental Requirement from time to time in force and effect relating to the Vessels; and

(vi) any other substance which by any Governmental Requirement requires special handling in its collection, storage, treatment or disposal.

“Hedging Agreement” shall mean any interest rate, commodity or foreign exchange swap, collar, cap or similar agreement evidencing Hedging Obligations.

“Hedging Arrangements” shall have the meaning set forth in the definition of Hedging Obligations.

“Hedging Obligations” of a Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate locks, options, puts and warrants or any similar derivative transactions (“Hedging Arrangements”), and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“HNB” shall mean Hibernia National Bank, a national banking association.

“HOS Fleet Mortgage” shall have the meaning set forth in Section 3.01 hereof.

“HOS-IV” shall mean HOS-IV, LLC, a Delaware limited liability company.

“HOS-IV Guaranty” shall mean the Guaranty Agreement dated as of June 26, 2003 by HOS-IV in favor of the Agent, for the ratable benefit of the Banks, as it may from time to time be amended, modified, supplemented or restated.

“HOS-IV Vessels” shall mean the HOS TRADER (Official Number 1059198), the HOS VOYAGER (Official Number 1065076), the HOS EXPRESS (Official Number 1069398), the HOS EXPLORER (Official Number 1076230), the HOS PIONEER (Official Number 1091418), and the HOS MARINER (Official Number 1083977).

“HOS Security Agreement” shall have the meaning set forth in Section 3.01 hereof.

“HOS Vessels” shall mean the BJ BLUE RAY (Official Number 1114862), the HOS INNOVATOR (Official Number 1108573), the HOS DEEPWATER (Official Number 1088301), the HOS STORMRIDGE (Official Number 1124421), the HOS SANDSTORM (Official Number 1124424), the HOS BRIGADOON (Official Number 1077123) and the HOS GEMSTONE (Official Number 1141952); provided, that (i) should any other vessels of HOS be required to be mortgaged by HOS to the Agent in accordance with the terms and conditions of this Agreement as security for the Obligations, then such vessels upon being so mortgaged shall be HOS Vessels, and (ii) should the Agent and the Banks release a HOS Vessel from the Liens securing the Obligations, then such vessel thereafter no longer shall be a HOS Vessel (provided, further, that nothing herein shall be deemed to imply that the Agent and the Banks would be required, or otherwise agree, to so release any HOS Vessel from such Liens).

“HOT Fleet Mortgage” shall have the meaning set forth in Section 3.01 hereof.

“HOT Security Agreement” shall have the meaning set forth in Section 3.01 hereof.

“HOT Vessels” shall mean the SEA SERVICE (Official Number 570691), the ATLANTIC SERVICE (Official Number 568767), the BROOKLYN SERVICE (Official Number 566723), and the SPARTAN SERVICE (Official Number 596900); provided, that (i) should any other vessels of HOT be required to be mortgaged by HOT to the Agent in accordance with the terms and conditions of this Agreement as security for the Obligations, then such vessels upon being so mortgaged shall be HOT Vessels, and (ii) should the Agent and the Banks release a HOT Vessel from the Liens securing the Obligations, then such vessel thereafter no longer shall be a HOT Vessel (provided, further, that nothing herein shall be deemed to imply that the Agent and the Banks would be required, or otherwise agree, to so release any HOT Vessel from such Liens).

“HOT&T” shall mean Hornbeck Offshore Trinidad & Tobago, LLC, a Delaware limited liability company.

“HOT&T Guaranty” shall have the meaning set forth in Section 3.01 hereof.

“Immediate Family” of a specified Person shall mean such Person’s spouse, mother or father, or any of such specified Person’s brothers, sisters, sons or daughters and, in the case of Todd M. Hornbeck or Troy A. Hornbeck, either of their two paternal uncles.

“Indenture” shall mean the Indenture dated as of July 24, 2001 among Guarantor, Borrowers, Energy Services Puerto Rico, LLC, Hornbeck Offshore Operators, LLC (formerly HORNBECK-LEEVAC Marine Operators, LLC), HOS-IV, HOT&T and the Indenture Trustee, as it has been and may from time to time be amended, modified, supplemented or refinanced.

“Indenture Documents” shall mean the Indenture and all notes, collateral documents and other agreements, documents and instruments executed or delivered in connection therewith, together with any and all renewals, modifications, amendments, extensions for any period, increases or rearrangements thereof.

“Indenture Noteholders” shall mean the holders from time to time of the notes issued under the Indenture.

“Indenture Obligations” shall mean any and all amounts, liabilities and obligations owing from time to time by Borrowers and the Guarantor to the Indenture Trustee or all or any of the Indenture Noteholders pursuant to any of the Indenture Documents, whether such amounts, liabilities or obligations be liquidated or unliquidated, now existing or hereafter arising, absolute or contingent.

“Indenture Trustee” shall mean Wells Fargo Bank Minnesota, National Association, as trustee for the Indenture Noteholders under the Indenture, and its successors and assigns thereunder.

“Interest Expense” shall mean, as of the last day of any rolling four fiscal quarter period (or such other applicable period as provided in the definition of EBITDA), the sum of (a) all interest, fees, charges and related expenses paid or payable (without duplication) for that rolling four fiscal quarter period (or such other applicable period) to a lender in connection with borrowed money or the deferred purchase price of assets that are considered “interest expense” under generally accepted accounting principles, plus (b) the portion of rent paid or payable (without duplication) for that rolling period (or such other applicable period) under capital lease obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

“Interest Period” shall mean 30, 60, 90 or 180 days, as the case may be; provided, that (x) if any Interest Period would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day; (y) any Interest Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and (z) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

“Interest Rate Contracts” shall mean interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements or arrangements designed to provide protection against fluctuation in interest rates.

“Leverage Ratio” shall mean, as at any applicable date of calculation, the ratio obtained by dividing Net Debt by EBITDA; provided, that Funded Debt shall be substituted for Net Debt in certain circumstances set forth in the definition of Applicable Margin.

“LIBO Rate” means an interest rate per annum equal to the quotient (converted to a percentage) of (i) the rate per annum as determined by the Agent at or about 9:30 o’clock A.M. (Central Time) (or as soon thereafter as practicable) on the second Business Day prior to the first day of the applicable Interest Period, as being the rate at which deposits of United States Dollars are offered to the Banks in the London inter-bank market by the Reference Banks, at the time of determination and in accordance with the normal practice in such market, for delivery on the first day of such Interest Period, in amounts equal (as nearly as may be) to the amount of the Loan on the first day of such Interest Period, divided by (ii) 1.00 minus the LIBOR Reserve Requirement.

“LIBOR Business Day” shall mean any Business Day on which commercial banks are open for international business (including dealings in U.S. dollar deposits) in the London inter-bank market.

“LIBOR Reserve Requirement” shall mean that percentage which is specified by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the Banks with respect to liabilities consisting of or including “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System) with a maturity equivalent with the applicable Interest Period. In determining the percentage for the LIBOR Reserve Requirement, the Agent may use any reasonable averaging and attribution methods.

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on jurisprudence, statute or contract, and including but not limited to the lien or security interest or ship mortgage arising from a mortgage, encumbrance, pledge, security agreement, preferred ship mortgage, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, servitudes, usufructs, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purposes of the Loan Documents, a Person shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Loan Documents” shall mean collectively this Agreement, the Notes, the Collateral Documents and any other agreement, document or instrument executed or delivered in connection herewith and therewith (including without limitation subordination agreements, consents, waivers, Draw Request Certificates and other certifications and Hedging Agreements between a Borrower and any Bank), together with any and all renewals, modifications, amendments, extensions for any period, or rearrangements hereof or of any thereof.

“Loan Parties” shall mean, collectively, the Borrowers, the Guarantor, HOS-IV and any other Guarantor Subsidiary now or in the future, and “Loan Party” means each such Person.

“Maturity Date” shall mean February 13, 2009; provided, that such date automatically shall be accelerated to March 31, 2008 if, before March 31, 2008, (i) the maturity date of the notes issued under the Indenture has not been extended to any date after July 31, 2009, or (ii) the Indenture and the notes issued thereunder are not refinanced having a maturity date at any date after July 31, 2009 (and such refinance shall not be in violation of Section 6.07 hereof).

“Moody’s” shall mean Moody’s Investor Services, Inc.

“Net Debt” shall mean, as at any applicable date of calculation, the difference of (i) Funded Debt, minus (ii) the amount of cash and cash equivalents (determined in accordance with generally accepted accounting principles) owned by Guarantor (on a consolidated basis with its Subsidiaries) in excess of $2,500,000.

“Net Income” shall mean, with respect to any rolling four fiscal quarter period (or such other applicable period as provided in the definition of EBITDA), the consolidated net income for that period, determined in accordance with generally accepted accounting principles.

“Notes” shall mean, collectively, the outstanding Credit Notes and “Note” shall mean any of such Credit Notes.

“Obligations” shall mean any and all amounts, liabilities and obligations owing from time to time by the Borrowers to the Agent or all or any of the Banks, pursuant to any of the Loan Documents, whether such amounts, liabilities or obligations be liquidated or unliquidated, now existing or hereafter arising, absolute or contingent.

“Offering Event” shall mean the occurrence of a public sale for cash of (i) equity securities, (ii) securities convertible into equity securities or a right, warrant or option to receive or purchase equity securities (the securities described in (i) and (ii) being collectively “Equity Securities”), (iii) convertible notes, (iv) notes combined with Equity Securities, or (v) all or substantially all of the assets, in each case of any of a Borrower or Guarantor; provided, that any private placement of equity securities, including the issuance by the Guarantor of shares of its common stock, shall not be an Offering Event.

“Permitted Liens” shall mean those Liens described in Section 6.01 hereof.

“Permitted Transfer” with respect to Common Stock means (i) a Transfer by CIC to the CIC Shareholders, pro rata in accordance with their respective ownership of the capital stock of CIC, (ii) a Transfer by gift to the spouse or lineal descendants of a Person or to a trust (the trustee of which is a commercial bank or trust company or a member of such Person’s Immediate Family) or to a family partnership, all of the beneficial interests in which are owned by such Person and his or her spouse or lineal descendants, (iii) a Transfer by a Person to any member of such Person’s Immediate Family or to a trust (the trustee of which is a commercial bank or trust company or a member of such Person’s Immediate Family) or a family partnership, all of the beneficial interests of which are owned by such Person or a member of such Person’s Immediate Family, and (iv) a Transfer pursuant to a divorce decree.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

“Plan(s)” shall mean any employee pension benefit plan within the meaning of Section (3)(2) of ERISA sponsored and maintained by a Person, including any such plan to which such Person is required to contribute on behalf of its employees.

“Prime Rate” shall mean the rate of interest announced publicly by Citibank, N.A. (or its successor) in New York, New York from time to time as its “prime rate” or “base rate,” which rate is a reference rate and is not necessarily the lowest rate quoted or charged by Citibank, N.A. (or its successor) or the Agent or any Bank to their respective customers.

“Qualified Services Contract” shall mean, with respect to any newly constructed offshore supply vessel, offshore service vessel (including, without limitation, any crewboat and anchor-handling towing supply (AHTS) vessel), tug, double-hulled tank barge and double-hulled tanker delivered to Guarantor or any of its Subsidiaries, or any newly constructed vessel constructed for a third party and then acquired by Guarantor or its Subsidiaries (including either Borrower) within 365 days of such vessel’s original delivery date, a contract that the Board of Directors of the Guarantor, acting in good faith, designates as a Qualified Services Contract pursuant to a resolution of the Board of Directors, which contract:

(a)	is between Guarantor or one of its Subsidiaries, on the one hand, and (1) a Person or Subsidiary of a Person with a rating of either BBB- or higher from S&P or Baa3 or higher from Moody’s, or if such ratings are not available, then a similarly investment grade rating from another nationally recognized statistical rating agency or (2) any other Person provided such contract is supported by letters of credit, performance bonds or guarantees, from an entity that has an investment grade rating, for the full amount of the remaining contracted payments over the contract term;

(b)	provides for services to be performed by the Guarantor or one of its Subsidiaries involving the use of such vessel or a charter (bareboat or otherwise) of such vessel by the Guarantor or one of its Subsidiaries, in either case for a minimum period of at least one year;

(c)	provides for a fixed day rate for such vessel; and

(d)	provides for commencement of the payments of the day rate referred to in clause (c) of this definition within sixty (60) days of the date the Guarantor or one of its Subsidiaries has entered into the contract.

Should Borrowers desire to rely on a Qualified Services Contract for purposes of complying with subsection 8.01(p), Borrowers shall provide to Agent a certified copy of each such Qualified Services Contract and applicable Board resolutions promptly after adoption of the resolutions.

“Qualified Service Contract Cashflow” shall mean, as to an applicable vessel of a Subsidiary with a Qualified Service Contract, EBITDA attributable to such vessel under such Qualified Service Contract calculated in good faith by the Chief Financial Officer of the Guarantor and shall include in the calculation the revenues earned or (for pro forma calculation purposes) to be earned pursuant to the Qualified Service Contract relating to such vessel and the estimated expenses related thereto. Such estimated expenses shall be based on the expenses of the most nearly comparable vessel in the Subsidiary’s fleet or the Guarantor’s other Subsidiaries’ fleets or, if no such comparable vessel exists, then on the industry average for expenses of comparable vessels; provided, that in determining the estimated expenses attributable to such new vessel, the calculation shall give effect to the interest expense attributable to the incurrence, assumption or guarantee of any Debt relating to the construction or acquisition of such new vessel for the period starting with the beginning of the four quarter period referred to in the definition of “EBITDA” for which the calculation of Qualified Service Contract Cashflow is being made and ending with the delivery or acquisition of the vessel. Furthermore, (A) the pro forma calculation of Qualified Service Contract Cashflow attributable to such vessel for the four quarter reference period shall be reduced by (i) the actual cash flow earned under the Qualified Service Contract accounted for in the actual results for the reference period and (ii) any cash flow resulting from spot market or other activities prior to the commencement of the Qualified Service Contract and accounted for in the actual results for the reference period, and (B) if the contracted dayrate for such vessel is reduced at any time prior to one year from the commencement of service under such contract, then the Qualified Service Contract Cashflow shall be adjusted to give effect to the commencement date of the reduced dayrate.

“Reference Banks” shall mean the principal London offices of the banks shown on the Dow Jones Telerate Matrix for British Bankers Association Interest Settlement Rates.

“Required Banks” shall mean Banks holding at least sixty (60.0%) percent of the aggregate principal amount of the Notes.

“S&P” shall mean Standard & Poor’s Rating Services.

“Subsidiaries” shall mean any Person of which Guarantor owns, directly or indirectly, fifty (50.0%) percent or more of the voting or other equity interests, and “Subsidiary” means any such Person.

“Surveyor” shall mean any marine engineer/surveyor approved in writing by the Required Banks, and shall initially mean Norman J. Dufour, Jr., unless and until the Agent shall have otherwise notified Borrowers in writing to the contrary.

“Transfer” shall mean any direct or indirect transfer, assignment, donation, devise, sale, gift, pledge, hypothecation, encumbrance, or other disposition of any security, or any interest therein, whether voluntary or involuntary, including without limitation any disposition or transfer as a part of any liquidation of assets or any reorganization pursuant to the United States’ or any other jurisdiction’s bankruptcy laws or other similar debtor relief laws.

“2001 Credit Agreement” shall mean the Credit Agreement dated as of December 31, 2001 among Borrowers, the lenders party thereto (including the Banks party hereto on the Effective Date) and the Agent, as amended by three amendments, dated February 25, 2002, June 18, 2003 and September 30, 2003.

“Unused Commitment Fee” shall mean an amount calculated by multiplying the Unused Commitment Fee Rate times the average daily unborrowed amount of the Borrowing Base Credit Commitments for the period in question, computed on the per annum basis of a year of 360 days for the actual number of days in the applicable periods.

“Unused Commitment Fee Rate” shall be calculated as set forth in the definition of Applicable Margin.

“Vessels” shall mean, collectively, the HOS Vessels and the HOT Vessels and any other vessels subject to Liens in favor of the Agent, for the ratable benefit of the Banks, securing the Obligations and/or guaranties thereof, and “Vessel” shall mean any of such Vessel.

Section 1.03 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time.

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ARTICLE 2

THE CREDIT LINE

Section 2.01 The Credit Line and the Credit Loan. (a) The parties acknowledge and agree that immediately preceding the effectiveness of this Agreement, the outstanding principal amount of advances under the 2001 Credit Agreement was $51,900,000.00 in the aggregate, $10,380,000.00 of which was owed by the Borrowers to Hibernia National Bank, $10,380,000.00 to Fortis Capital Corp., $10,380,000.00 to Southwest Bank of Texas, N.A., $10,380,000.00 to DVB Bank Aktiengesellschaft and $10,380,000.00 to Wells Fargo, N.A. Such advances shall be restated on the Effective Date and be considered Advances made by the Banks to the Borrowers consistent with the Commitments hereunder; no novation is intended hereby. Subject to and upon the terms and conditions set forth in this Agreement, and relying upon the representations and warranties contained in this Agreement, each Bank, severally, is willing to make multiple Advances to the Borrowers under the Credit Line prior to the Maturity Date in the aggregate principal amount up to such Bank’s Borrowing Base Credit Commitment set forth on Schedule 1 hereto. The aggregate amount of the Advances cannot exceed the Credit Limit. The Credit Line shall be revolving, such that from the Effective Date through the Business Day immediately preceding the Maturity Date, the Borrowers may borrow, repay and reborrow under the Credit Line. The Credit Loan and Advances thereunder will be evidenced by a Credit Note for each Bank in the principal amount, initially, of such Bank’s Credit Commitment. Interest on the Credit Line shall accrue as described in Section 2.03 hereof and shall be payable, in arrears, also as provided in Section 2.03. The Credit Notes shall mature and be payable in full (including without limitation all then outstanding principal and accrued and unpaid interest) on the Maturity Date.

(b) ANY ADVANCE HEREUNDER TO OR ON BEHALF OF A BORROWER SHALL BE DEEMED FOR ALL PURPOSES TO BE AN ADVANCE TO BOTH BORROWERS. EACH BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT IT IS SOLIDARILY (JOINTLY AND SEVERALLY) LIABLE WITH THE OTHER BORROWER TO THE BANKS FOR THE PAYMENT AND PERFORMANCE OF ALL ADVANCES AND ANY OTHER OBLIGATIONS INCURRED OR FROM TIME TO TIME DUE AND PAYABLE.

Section 2.02 Manner and Notice of Advances Under the Credit Line. Subject to the requirements and limitations set forth in this Section 2.02 and in Article 7 hereof, Advances may be drawn solely for the purposes set forth in Section 2.10 hereof.

Borrowers shall provide the Agent with any request for an Advance (i) prior to 10:00 a.m. (central time) at least two (2) Business Days prior to the requested date of the Advance to initially accrue interest based on the Floating Rate and (ii) at least one (1) Business Day prior to the requested date of the Advance to initially accrue interest based on the Prime Rate, in each case pursuant to a Draw Request Certificate (the “Draw Request Certificate”), the form of which is attached hereto as Exhibit B. If the Advance is in connection with the acquisition of a company or assets of another company (other than in the ordinary course of business), then Borrowers shall provide to the Agent such other information in connection therewith as the Agent requests, including without limitation compliance with subsection 2.01(a) and Section 6.05 hereof if applicable. The Agent will use its best efforts to give telephone notice to the Banks of a proposed Advance on the same day such Draw Request Certificate is received by the Agent from Borrowers, but in any event (x) at least two (2) Business Days prior to any Advance to initially accrue interest based on the Floating Rate interest option, and (y) at least one (1) Business Day prior to any Advance to initially accrue interest based on the Prime Rate interest option. Advances shall be made only on Business Days. The request for any Advance shall constitute a certification by Borrowers that all of the representations and warranties contained in Article 4 (other than those representations and warranties that are, by their specific terms, limited in application to a specific date) are true and correct as of the date of such request and also as of the date of the Advance.

Not later than 12:00 noon (central time) on the date of any Advance, each of the Banks shall make available to the Agent, in immediately available funds, the amount of such Bank’s pro rata portion (i.e., the percentage of its Credit Commitment as compared to the aggregate of the Credit Commitments) of the amount of the requested Advance. Upon receipt from each Bank of such amount, and upon fulfillment of the applicable conditions set forth in Sections 7.01 or 7.02 hereof, the Agent (on behalf of the Banks) will make available to Borrowers the aggregate amount of such Advance in accordance with the further terms of this Section 2.02. The failure or refusal of any Bank to make available to the Agent, at the aforesaid time and place on any date of an Advance, the amount of its portion of the requested Advance shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank’s portion of any requested Advance.

The Agent may, unless notified to the contrary by any Bank prior to the date of an Advance, assume that each Bank has made available to the Agent on such date of the applicable Advance the amount of each Bank’s portion of the Advance to be made on such date, and the Agent shall, in reliance upon such assumption, make available to Borrowers a corresponding amount. If any Bank makes available to the Agent such amount on a date after the date of the applicable Advance, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in the numerator in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount of such Bank’s portion of such Advance, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such date of the Advance to the date on which the amount of such Bank’s portion of such Advance shall become immediately available to the Agent, and the denominator of which is 365; provided, that if such Bank has not paid to the Agent such Bank’s portion of the Advance by 12:00 noon (central time) on the third (3rd) Business Day after the Advance was made to Borrowers, then the interest rate in clause (i) above shall be the Prime Rate (adjusted daily) from and after such 2nd Business Day after the Advance was made until and including the date such Bank makes available to the Agent such Bank’s portion of the Advance; provided, further, that if such Bank has not paid to the Agent such Bank’s portion of the Advance by 12:00 noon (central time) on the fifteenth (15th) Business Day after the Advance was made to Borrowers, then the interest rate in clause (i) above shall be the Prime Rate (adjusted daily) plus three (3.0%) percent per annum from and after such 15th Business Day after the Advance was made until and including the date such Bank makes available to the Agent such Bank’s portion of the Advance. A statement of the Agent submitted to each Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If any Bank fails to pay to Agent its portion of any Advance within thirty (30) days after an Advance or if any Bank twice fails to timely make its portion of Advances to be made to Borrowers available to the Agent before 12:00 noon (central time) on the dates Advances are made to Borrowers, then, if requested to do so by Borrower or any other Bank or the Agent, such Bank shall sell all of its interests, rights and obligations under this Agreement (including all of its Commitment and its portion of the Credit Loan at the time owing to it) and the Note held by it to another Bank or bank under Section 9.06 hereof.

Absent manifest error, the credit advice resulting from the deposit of the proceeds of the Advance in Borrowers’ account with the Agent shall be deemed conclusive evidence of Borrowers’ solidary (joint and several) indebtedness to the Banks in connection with the Credit Loan.

When each Advance is made by the Agent to a Borrower hereunder, Borrowers shall be deemed to have renewed and reissued each Credit Note for the amount of such Advance represented by said

Credit Note plus the amount of all previous Advances then outstanding and all other amounts due under each Credit Note.

Section 2.03 Interest on the Credit Loan. (a) The Credit Loan shall bear interest from the date of each Advance until paid at either (i) the Prime Rate plus the Applicable Margin, per annum, adjusted daily, or (ii) the Floating Rate plus the Applicable Margin, per annum, adjusted on the first day of each Interest Period (i.e., in accordance with the definition of LIBO Rate, determined two (2) Business Days prior to each Interest Period). Interest on the Credit Loan shall be payable in arrears (x) if accruing based on the Prime Rate interest option, on the last day of each month beginning February 29, 2004 and, with respect to any of the Credit Loan being converted to accrue interest based on the Floating Rate interest option, on the date of such conversion with respect to such portion being converted, (y) if accruing based on the Floating Rate interest option, on the last day of each applicable Interest Period (unless an Interest Period is for 180 days, in which case interest on such applicable Advances shall be payable on the 90th day of such Interest Period and on the last day of such Interest Period), and (z) on the maturity of the Credit Loan on the Maturity Date. All payments of interest shall be computed on the per annum basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

(b) The Prime Rate shall remain fixed for one Business Day, to be adjusted daily. The Floating Rate shall remain fixed for the duration of any Interest Period for which the Floating Rate interest option is selected. Borrowers shall provide to the Agent at least two (2) Business Days’ prior written notice of the change of interest accrual on any portion of the Credit Loan from the Prime Rate interest option to the Floating Rate interest option. At least two (2) Business Days prior to the end of an Interest Period, Borrowers shall provide the Agent with written notice as to whether the applicable portion of the Credit Loan is to continue accruing interest at the Floating Rate interest option (and if so, then for what new Interest Period) or to accrue at the Prime Rate interest option after the end of the Interest Period until further notice to the contrary from Borrowers. If Borrowers do not timely notify the Agent of their election for any portion of the Credit Loan accruing interest at the Floating Rate interest option (i.e., at least two (2) Business Days prior to the end of an Interest Period), then the interest rate on such portion of the Credit Loan shall, following the end of such Interest Period, accrue interest based on the Prime Rate interest option.

(c) Borrowers will indemnify the Banks against, and reimburse the Agent (for payment to the Banks) on demand for, any loss or expense actually and demonstrably incurred or sustained by the Banks (including without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Banks to fund or maintain Floating Rate advances) as a result of any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of any Floating Rate advance on a day other than the day on which the applicable Interest Period ends. For purposes of this Section, funding losses arising by reason of liquidation or reemployment of deposits or other funds acquired by the Banks to fund or maintain Floating Rate advances shall be calculated as the remainder obtained by subtracting: (1) the yield (reflecting both stated interest rate and discount, if any) to maturity of obligations of the United States Treasury as determined by the Agent in an amount equal or comparable to such advance for the period of time commencing on the date of the payment, prepayment or change of rate as provided above and ending on the last day of the subject interest period, from (2) the Floating Rate of the subject Interest Period, times the number of days from the date of payment, prepayment or change of rate to the last day of the subject interest period, divided by 360. Any payment due under this Section will be paid to the Agent within five days after demand therefor by the Agent, and if not timely received by the Agent, such amount shall thereafter accrue interest at the Default Rate and be payable on demand.

(d) The determination by the Agent of an interest rate hereunder or interest amount due hereunder shall for all purposes be prima facie evidence of the correctness of such rate or calculation.

(e) At no time shall there be more than five (5) separate portions of the Credit Loan accruing interest based on the Floating Rate interest option, and no portion of the Credit Loan accruing interest based on the Floating Rate interest option shall be for a principal amount of less than $1,000,000.00.

Section 2.04 Default Rate. If an Event of Default shall occur in the payment on the due date of any payment of principal or interest due hereunder, Borrowers will pay interest on any such past due installment (retroactively) from the date of the Default on such payment up to the date of actual payment (as well after as before judgment) at the Default Rate. Upon the acceleration of the principal indebtedness represented by the Credit Notes resulting from an Event of Default hereunder, the accelerated principal balance of the Credit Loan shall bear interest from the date of acceleration up to the date of actual payment (as well after as before judgment) at the Default Rate. All such interest at the Default Rate shall be payable on demand.

Section 2.05 Prepayments. The Credit Loan shall or may be prepaid as follows:

(i) Mandatory Prepayments—

(y) The Required Banks shall be entitled to require mandatory prepayments of the Credit Loan as set forth in Section 5.08 of this Agreement, unless other Collateral satisfactory to the Required Banks is substituted for the Collateral subject thereto, pursuant to documentation in form and substance satisfactory to the Agent.

(z) Borrowers shall prepay the Credit Loan from time to time as may be necessary so that the principal amount of the Credit Line outstanding does not exceed the Credit Limit then in effect.

(ii) Voluntary Prepayments—Borrowers may make voluntary prepayments from time to time on the Credit Loan outstanding hereunder, in whole or in part, without premium or penalty (other than as provided in subsection 2.03(c) above and as otherwise may have been or be agreed to), upon at least two (2) Business Days’ notice to the Agent setting forth (x) the proposed date of prepayment (which shall be a Business Day), and (y) the principal amount of the prepayment (which shall be an amount equal to at least one hundred thousand dollars ($100,000.00) or any lesser remaining balance of the Credit Loan then outstanding).

(iii) As to any prepayment, whether mandatory or voluntary, (y) Borrowers shall pay all accrued interest on the portions of the Credit Loan so prepaid, at the time of prepayment, and (z) prepayments shall be applied first, to that portion of the Credit Loan accruing interest based on the Prime Rate interest option and, second, to the remaining amounts of the Credit Loan outstanding with due regard, to the extent practicable, to minimizing any fees under subsection 2.03(c).

Section 2.06 Business Days. If the date for any payment or prepayment hereunder falls on a day which is not a Business Day, then for all purposes of this Agreement (unless otherwise provided herein) the same shall be deemed to have fallen on the next following Business Day, and such extension of time shall in such case be included in the computation of payments of interest.

Section 2.07 Nature of Commitment. The Banks’ obligation to make any Advance shall be deemed to be a transaction made pursuant to a contract to make a loan or extend debt financing or financial accommodations to Borrowers within the meaning of Sections 365(c)(2) and 365(e)(2)(B) of the Bankruptcy Code of the United States.

Section 2.08 Payments. Borrowers shall make each payment hereunder and under the Notes and any other Loan Document in lawful money of the United States of America in same day funds to the Agent at its main office in New Orleans, Louisiana, not later than 11:00 a.m. (Central Time) on the day when due, or such other place in the United States as designated in writing by the Agent. The Agent shall promptly send to each Bank by federal wire transfer its respective proportionate share of all amounts to which the Banks are entitled.

Section 2.09 Certain Fees. (a) Borrowers shall pay to the Agent (i) on the Effective Date, for disbursement in accordance with subsection 9.01(a) hereof to the Banks pro-rata according to their Credit Commitments, a nonrefundable loan origination fee equal to $250,000, and (ii) after the Effective Date, simultaneously with any increase in the Borrowing Base, for disbursement in accordance with subsection 9.01(a) hereof to the Banks pro-rata according to the respective increases in their respective Credit Commitments, a nonrefundable loan origination fee equal to a percentage of the amount of the increase of the Borrowing Base, determined as follows:

If the date of increase of the Borrowing Base occurs between:	then the percentage applied shall be:
Effective Date— February 13, 2005	0.50%
February 14, 2005— February 13, 2006	0.40%
February 14, 2006— February 13, 2007	0.30%
February 14, 2007— February 13, 2008	0.20%
February 14, 2008— the day preceding the Maturity Date	0.10%

(b) Borrowers shall pay to the Agent, for disbursement in accordance with subsection 9.01(a) hereof to the Banks pro-rata according to their Credit Commitments, not later than the fifth (5th) Business Day after the end of each fiscal quarter, an Unused Commitment Fee in arrears for the prior quarter. On the Maturity Date, Borrowers shall pay to the Agent, for disbursement in accordance with Article 9 hereof to the Banks pro-rata according to their Credit Commitments, an Unused Commitment Fee in arrears for the period from the first day of the fiscal quarter in which the Maturity Date occurs up to, but not including, the Maturity Date.

(c) Borrowers shall pay to the Agent, for its own account, such fees as are agreed to in a separate agreement among Borrowers and the Agent with respect to the Agent’s services provided hereunder and in connection herewith.

Section 2.10 Use of Proceeds. Borrowers shall use the proceeds of the Advances exclusively for their working capital purposes and for funding, subject to the terms and conditions hereof, acquisitions of assets and companies and construction of vessels.

Section 2.11 Inability to Determine Floating Rate. In the event, prior to the commencement of any Interest Period relating to any portion of the Credit Loan to accrue interest based on the Floating Rate interest option, the Agent shall determine or be notified by the Required Banks that adequate and reasonable methods do not exist for ascertaining the Floating Rate that would otherwise determine the rate of interest to be applicable to any portion of the Credit Loan to accrue interest based on the Floating Rate interest option during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on Borrowers and the Banks absent manifest error) to Borrowers and the Banks. In such event (i) the applicable request giving rise to such determination, (x) if a request for an Advance, shall be deemed to have requested that the Advance accrue interest based on the Prime Rate interest option, and (y) if a request to convert to, or continue, interest accrual based on the Floating Rate interest option, shall be denied and that portion of the Credit Loan shall accrue interest based on the Prime Rate interest option, (ii) each portion of the Credit Loan then accruing interest based on the Floating Rate interest option will automatically, on the last day of the then current Interest Period thereof, convert to accrue interest based on the Prime Rate interest option, and (iii) no further Advances shall be made that are to accrue interest based on the Floating Rate interest option until the Agent or the Required Banks determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Required Banks, shall so notify Borrowers and the Banks.

Section 2.12 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall, subsequent to the date hereof, make it unlawful for any Bank to make any Advance or maintain any portion of the Credit Loan, in either case with interest accruing based on the Floating Rate interest option, such Bank shall forthwith give notice of such circumstances to Borrowers and the other Banks and thereupon (a) the commitment of such Bank to make Advances accruing interest based on the Floating Rate interest option or to convert portions of the Credit Loan so as to accrue interest based on the Floating Rate interest option shall forthwith be suspended and (b) such Bank’s portion of the Credit Loan then accruing interest based on the Floating Rate interest option will automatically, on the last day of the then current respective Interest Periods thereof (unless required by law to be an earlier date), convert to accrue interest based on the Prime Rate interest option. Borrowers hereby agree promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Section 2.12, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain hereunder its portion of the Credit Loan accruing interest based on the Floating Rate interest option.

Section 2.13 Additional Costs, etc. If any present or future applicable law relative to Floating Rate application, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Bank’s Commitment or the Credit Loan (other than taxes based upon or measured by the revenue, income or profits of such Bank or the Agent), or

(b) materially change the basis of taxation (except for changes in taxes on revenue, income or profits) of payments to any Bank of the principal of or the interest on the Credit Loan or any other amounts payable to any Bank or the Agent under this Agreement or the other Loan Documents, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Bank, or

(d) impose on any Bank or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Credit Loan, such Bank’s Commitment, or any class of loans or commitments of which the Credit Loan or such Bank’s Commitment form a part, and the result of any of the foregoing is:

(i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining the Credit Loan or the Commitment of such Bank, or

(ii) to reduce the amount of principal, interest or other amount payable to such Bank or the Agent hereunder on account of the Commitment of such Bank or the Credit Loan, or

(iii) to require such Bank or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from Borrowers hereunder, then, and in each such case, Borrowers will, upon demand made by such Bank or the Agent (as the case may be) at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum.

Section 2.14 Capital Adequacy. If after the date hereof any Bank determines that (i) the adoption of or change in any law, governmental rule, regulations, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (ii) compliance by such Bank or any corporation controlling such Bank with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank’s commitment or portion of the Credit Loan to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Bank to be material, then such Bank may notify Borrowers of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Prime Rate, Borrowers agree to pay such Bank for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Bank of a certification in accordance with Section 2.15 hereof. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

Section 2.15 Certificate. A certificate setting forth any additional amounts payable pursuant to Section 2.13 or 2.14 and a complete explanation of such amounts which are due, submitted by any Bank or the Agent to Borrowers, shall for all purposes be prima facie evidence that such amounts are due and owing.

Section 2.16 Indemnity. Borrowers agree to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense that such Bank may sustain or incur as a consequence of (i) default by Borrowers in payment of the principal amount of or any interest on any portion of the Credit Loan accruing interest based on the Floating Rate interest option as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its portion of the Credit Loan accruing interest based on such Floating Rate interest option or (ii) default by Borrowers in making a borrowing after Borrowers have provided a Draw Request Certificate requesting that the Advance to be made accrue interest based on the Floating Rate interest option.

Section 2.17 Application of Payments. Payments made under this Agreement and the other Loan Documents, whether made when due under the Loan Documents or after foreclosure on Collateral, for application to the Obligations shall be applied to the Obligations as follows:

(i) to the Agent, with respect to fees and expenses accrued and outstanding (including without limitation reasonable attorneys’ fees and expenses);

(ii) to the Banks, ratably according to their Credit Commitments, with respect to fees under Section 2.09 hereof;

        (iii) to the Banks, with respect to other fees and expenses and late charges accrued and outstanding with respect to the Obligations (including without limitation reasonable attorneys’ fees and expenses of the Banks in accordance with Section 5.07 hereof), “pro-rata according to the respective loan amounts then outstanding” (hereinafter defined). Of the fees and expenses and late charges due with respect to the Credit Loan (as opposed to Hedging Obligations), such amounts shall then be paid to the Banks ratably according to the Banks’ applicable Commitments;

(iv) to the Banks, with respect to interest accrued and outstanding on the Obligations, “pro-rata according to the respective loan amounts then outstanding”. Of the interest accrued and then outstanding with respect to the Credit Loan (as opposed to Hedging Obligations), such amounts shall then be paid to the Banks ratably according to the Banks’ applicable Commitments; and

(v) to the Banks, with respect to principal amounts of the Credit Loan due and payable and Hedging Obligations then due and unpaid, “pro-rata according to the respective loan amounts then outstanding”. Of the principal due with respect to the Credit Loan (as opposed to the Hedging Obligations), such amounts shall then be paid to the Banks ratably according to the Banks’ applicable Commitments.

“Pro-rata according to the respective loan amounts then outstanding” shall be determined—

(i) in instances other than with respect to foreclosure on Collateral or the exercise by the Agent of its other rights and remedies under the Loan Documents, applicable amounts under a subsection as to Hedging Obligations shall not be considered, and

(ii) in instances with respect to foreclosure on Collateral or the exercise by the Agent of its other rights and remedies under the Loan Documents, by adding the aggregate principal amounts of the Credit Loan outstanding and Hedging Obligations then due and unpaid before giving effect to the payment and then dividing that sum by the Credit Loan amount outstanding and the Hedging Obligations due and unpaid to determine the Credit Loan’s and Hedging Obligations’ respective percentages of application; following such allocation to Hedging Obligations, the Bank holding such Hedging Obligations shall be entitled to the amount so allocated for application against the relevant Hedging Obligations.

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ARTICLE 3

SECURITY FOR THE OBLIGATIONS

Section 3.01 Security. The Obligations shall be secured by the following:

(a) The Security Agreement dated February 25, 2002 by HOS in favor of the Agent, for the ratable benefit of the Banks (as it has been, and may from time to time be further, amended, modified, supplemented or restated, the “HOS Security Agreement”), pursuant to which HOS has granted and shall maintain in favor of Agent a first security interest in all of HOS’s right, title and interest in and to the HOS Vessels and all related property and rights of HOS (including without limitation all goods, machinery, equipment (including without limitation equipment furnished by HOS), inventory, contract rights, construction plans and specifications and general intangibles relating to the HOS Vessels, as well as all of HOS’s rights under charter hire and accounts relative to HOS Vessels), together with proper UCC-1 Financing Statements duly filed in Louisiana and Delaware and appropriate consents.

(b) The Security Agreement dated February 25, 2002 by HOT in favor of the Agent, for the ratable benefit of the Banks (as it has been, and may from time to time be further, amended, modified, supplemented or restated, the “HOT Security Agreement”), pursuant to which HOT has granted and shall maintain in favor of Agent a first security interest in all of HOT’s right, title and interest in and to the HOT Vessels and all related property and rights of HOT (including without limitation all goods, machinery, equipment, contract rights, construction plans and specifications and general intangibles relating to the HOT Vessels, as well as all of HOT’s rights under charter hire and accounts relative to the HOT Vessels), together with proper UCC-1 Financing Statements duly filed in Louisiana and appropriate consents.

(c) The First Preferred Fleet Mortgage dated February 25, 2002 by HOT in favor of the Agent, for the ratable benefit of the Banks (as it has been, and may from time to time be further, amended, modified, supplemented or restated, the “HOT Fleet Mortgage”), pursuant to which HOT has granted and shall maintain a first preferred ship mortgage lien in favor of Agent in all of HOT’s right, title and interest in and to the HOT Vessels, duly filed with the United States Coast Guard.

(d) The First Preferred Fleet Mortgage dated February 25, 2002 by HOS in favor of the Agent, for the ratable benefit of the Banks (as it has been, and may from time to time be further, amended, modified, supplemented or restated, the “HOS Fleet Mortgage”), pursuant to which HOS has granted and shall maintain a first preferred ship mortgage lien in favor of Agent in all of HOS’s right, title and interest in and to the HOS Vessels, duly filed with the United States Coast Guard.

(e) A first security interest in all deposit accounts of either Borrower individually or both Borrowers jointly with the Agent, including without limitation as provided in the HOS Security Agreement and the HOT Security Agreement.

(f) The Guaranty Agreement dated December 31, 2001 by Guarantor in favor of the Banks (as it has been, and may from time to time be further, amended, modified, supplemented or restated, the “Guaranty”) guarantying the payment and performance of the Obligations.

(g) (i) The HOS-IV Guaranty guarantying the payment and performance of the Obligations, and (ii) the Guaranty Agreement dated of even date herewith by HOT&T in favor of the Banks (as it may from time to time be amended, modified, supplemented or restated, the “HOT&T Guaranty”) guarantying the payment and performance of the Obligations.

(h) (i) Upon the formation or acquisition of any Subsidiary under Section 6.05 hereof which results in Guarantor having Subsidiaries (other than Borrowers, Hornbeck Offshore Operators, LLC, HOS-IV and HOT&T) with assets totaling $50,000,000.00 or more, or upon any Subsidiaries (other than Borrowers and Hornbeck Offshore Operators, LLC, HOS-IV and HOT&T) from time to time existing having assets totaling $50,000,000.00 or more, and (ii) thereafter, upon the formation or acquisition of any Subsidiary under Section 6.05 hereof, such Subsidiary or Subsidiaries as are satisfactory to the Required Banks in their sole discretion (such that the Subsidiaries, other than Borrowers, Hornbeck Offshore Operators, LLC, HOS-IV and HOT&T, not guarantying the Obligations have assets totaling less than $50,000,000.00) shall guaranty the payment and performance of the Obligations by executing and delivering in favor of the Agent, for the ratable benefit of the Banks, a guaranty agreement comparable to the Guaranty but in any event in form and substance satisfactory to the Agent and the Required Banks, and such Subsidiary or HOS-IV or HOT&T also shall grant to the Agent, for the ratable benefit of the Banks, security interests or mortgages in such collateral as may be required by the Required Banks in accordance with Section 5.17 hereof (also pursuant to documentation in form and substance satisfactory to the Agent and the Required Banks). Notwithstanding the foregoing, in the event that, but for this sentence, a Subsidiary formed under the laws of a jurisdiction outside of the United States would be required to execute and deliver a guaranty, then in lieu of such guaranty the Guarantor or applicable Subsidiary of Guarantor that owns such foreign Subsidiary shall promptly pledge to the Agent, for the ratable benefit of the Banks, on an equity class by equity class basis the lesser of (y) all of the equity of such class in such foreign Subsidiary that it owns or (z) sixty-five percent (65%) of the equity of such class issued and outstanding in such foreign Subsidiary (in other words, no more than 65% of each class of the foreign Subsidiary’s equity issued and outstanding is to be pledged), as security for the Obligations (and if the pledgor is not a Borrower, also as security for its guaranty of the Obligations), all pursuant to documentation in form and substance satisfactory to the Agent.

(i) Borrowers and (by its acceptance hereof) Guarantor acknowledge and agree that they shall be required to supplement the Collateral and the Collateral Documents, or to cause the Collateral and the Collateral Documents to be supplemented, with additional first priority Liens securing the Obligations as required in Sections 5.17 and 5.18 of this Agreement, pursuant to documentation in form and substance satisfactory to Agent.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES

In order to induce the Agent and the Banks to enter into this Agreement, Borrowers hereby represent and warrant to the Agent and the Banks (which representations and warranties shall be deemed to be restated by Borrowers in connection with any Advance) that:

Section 4.01 Existence. (a) Each Borrower is a limited liability company duly organized, legally existing and in good standing under the laws of its state of organization, and, as of the date of the first Advance and thereafter, is duly qualified as a foreign limited liability company in all jurisdictions wherein the property it owns or the business it transacts make such qualification necessary.

(b) The chief executive office of HOS is located at 103 Northpark Blvd., Suite 300, Covington, Louisiana 70433. The federal taxpayer identification number of HOS is 76-0497638.

(c) The chief executive office of HOT is located at 103 Northpark Blvd., Suite 300, Covington, Louisiana 70433. The federal taxpayer identification number of HOT is 72-1053262.

Section 4.02 Power and Authorization. Each Borrower is duly authorized and empowered to execute, deliver and perform the Loan Documents to which it is a party. All action on the part of each Borrower requisite for the due creation and execution of its Loan Documents has been duly and effectively taken.

Section 4.03 Binding Obligations. The Loan Documents to which each Borrower is a party constitute valid and binding obligations of such Borrower, enforceable against each Borrower in accordance with their respective terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights).

Section 4.04 No Legal Bar or Resultant Lien. The Loan Documents do not and will not violate any provisions of either Borrower’s certificates of formation or operating agreement, will not violate any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which either Borrower is subject, and will not result in the creation or imposition of any Lien upon any property of either Borrower, other than as contemplated by this Agreement.

Section 4.05 No Consents. The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party did not and do not require the consent or approval of any other Person (including without limitation any charterer) except those which have been obtained and remain in full force and effect.

Section 4.06 Financial Condition. All historical financial statements of each Borrower delivered to the Agent and the Banks fairly and accurately present the financial position of each Borrower and such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, and there are no contingent liabilities not disclosed thereby which would or could materially adversely affect the financial condition of either Borrower. Since the close of the period covered by the latest historical financial statement delivered to the Agent with respect to each Borrower, there has been no material adverse change in the assets, liabilities or financial condition of such Borrower or the prospects of such Borrower performing its obligations under the Loan Documents. Except as otherwise disclosed to the Agent and the Banks in writing, no event has occurred (including, without limitation, any litigation or administrative proceedings) and no condition exists or, to the knowledge of either Borrower, is threatened, which (i) might render either Borrower unable to perform its obligations under this Agreement or the other Loan Documents to which it is a party, (ii) would constitute a Default hereunder, or (iii) might materially adversely affect the financial condition of either Borrower or the validity or priority of the lien of the Collateral Documents to which either Borrower is a party.

Section 4.07 Investments and Guaranties. Neither Borrower has made investments in, advances to or guaranties of the obligations of any Person, except as reflected in the financial statements described in Section 4.06 hereof, or as set forth on Schedule 4.07 attached hereto or as otherwise disclosed to the Agent and the Banks in writing, or as expressly permitted by this Agreement.

Section 4.08 Liabilities and Litigation. Neither Borrower has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the financial statements described in Section 4.06 hereof, or as set forth on Schedule 4.08 attached hereto or as otherwise disclosed to the Agent and the Banks in writing. Except as referred to in the financial statements described in Section 4.06 hereof and except as set forth on Schedule 4.08 attached hereto or as otherwise disclosed to the Agent and the Banks in writing, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of either Borrower, threatened against or affecting either Borrower which involves the possibility of any judgment or liability not fully covered by insurance (except for a deductible of up to $100,000), and which may materially and adversely affect, whether individually or in the aggregate, the business or the property of either Borrower or either Borrower’s ability to carry on business as now conducted.

Section 4.09 Taxes and Governmental Charges. Each Borrower has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it or upon its property or income which are due and payable, including interest and penalties, or have provided adequate reserves for the payment thereof adequate under generally accepted accounting principles (provided that such reserves may be set up under generally accepted accounting principles).

Section 4.10 Defaults. Neither Borrower is in default (in any respect which materially and adversely affects its business, properties, operations or condition, financial or otherwise) under any indenture, mortgage, deed of trust, agreement or other instrument to which it is a party or by which it is bound, except as otherwise disclosed to the Agent and the Banks in writing.

Section 4.11 Casualties and Condemnation. Since the date of the most recent financial statements furnished to the Agent and the Banks, neither the business nor the property of either Borrower has been materially and adversely affected as a result of any casualty, fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy, except as otherwise disclosed in writing to the Agent and the Banks.

Section 4.12 Use of Proceeds; Margin Stock. The proceeds of the extensions of credit hereunder will be used by Borrowers for the purposes listed in Section 2.10. None of such proceeds will be used for the purpose of, and neither Borrower is engaged in the business of extending credit for the purpose of, purchasing or carrying any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulation U. Neither Borrower is engaged principally, or as one of such Borrower’s important activities, in the business of extending credit for the purpose of purchasing or carrying margin stocks. Neither either Borrower nor any other Person acting on behalf of either Borrower has taken or will take any action which might cause this Agreement to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

Section 4.13 Compliance with the Law. To the best of the Borrowers’ knowledge after due inquiry, except as set forth on Schedule 4.13 attached hereto, neither Borrower (i) is in violation of any Governmental Requirement to which such Borrower or any of its property is subject, or (ii) has failed to obtain any license, permit, franchise or other authorization required by any Governmental Authority or otherwise necessary to the ownership of any of its property or the conduct of its business; in each case, which violation or failure could reasonably be anticipated to materially and adversely affect the business, profits, property or condition (financial or otherwise) of such Borrower.

Section 4.14 ERISA. Each Borrower and its Plans are in compliance in all material respects with the applicable provisions of ERISA, and no Reportable Event, as such term is defined in Title IV of ERISA, has occurred with respect to any Plan of either Borrower.

Section 4.15 No Material Misstatements. No information, exhibit or report furnished by either Borrower to the Agent and the Banks in connection with this Agreement or the other Loan Documents or in the negotiation of this Agreement or the other Loan Documents contained any material misstatement of fact or omitted to state a material fact necessary to make the statements contained herein and therein not misleading.

Section 4.16 Utility or Investment Company. Neither Borrower is engaged in the generation, transmission, or distribution and sale of electric power; transportation, distribution and sale through a local distribution system of natural or other gas for domestic, commercial, industrial, or other use; ownership or operation of a pipeline for the transmission or sale of natural or other gas, crude oil or petroleum products to other pipeline companies, refineries, local distribution systems, municipalities, or industrial consumers; provision of telephone or telegraph service to others; production, transmission, or distribution and sale of steam or water; operation of a railroad; or provision of sewer service to others. Neither Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.17 Title to Collateral. As of the date of the first Advance and thereafter, each Borrower has good and merchantable title to its Collateral, free of all liens and encumbrances other than Permitted Liens.

Section 4.18 Hazardous Materials. Neither Borrower has any knowledge that any Hazardous Materials are now located on or in the Vessels, or that any other Person has ever caused or permitted any Hazardous Materials to be placed, held, located or disposed of on, the Vessels or any part thereof, except for such Hazardous Materials that may have been placed, held or located on the Vessels in accordance with, and otherwise not in violation of, all Governmental Requirements.

Section 4.19 Borrowers Ownership; Change in Control. Guarantor is the sole member of each Borrower. No event resulting in a Change in Control has occurred.

Section 4.20 Guarantor Subsidiaries. Guarantor directly owns all of the equity of HOS-IV and (as of the Effective Date and, unless the Borrowers have notified the Agent in writing, thereafter) HOT&T. Such ownership is free and clear of any Lien.

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ARTICLE 5

AFFIRMATIVE COVENANTS

Unless the Agent’s and the Required Banks’ (or, if required by Section 10.12 hereof, all of the Banks’) prior written consent to the contrary is obtained, Borrowers will at all times comply with the covenants contained in this Article 5 (or cause Guarantor compliance with the applicable covenants), from the date hereof and for so long as any part of the Obligations is outstanding.

Section 5.01 Financial Statements and Reports. Borrowers will promptly furnish, or cause to be furnished, to Agent and each of the Banks such information regarding the business and affairs and financial condition of Borrowers and Guarantor as the Agent or the Required Banks may reasonably request. Without limiting the generality of the foregoing, Borrowers will furnish or cause to be furnished to Agent and each of the Banks, each of the following:

(a) Guarantor Annual Reports—as soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year of Guarantor, the annual report on Form 10-K containing the audited consolidated balance sheet of Guarantor as of the end of such year, the audited consolidated statement of income of Guarantor for such year, the audited consolidated statement of shareholders equity of Guarantor for such year, and the audited consolidated statement of cash flow of Guarantor for such year (along with data for each business segment for such periods), setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by the unqualified audit opinions of Ernst & Young LLP or another independent certified public accountant acceptable to the Required Banks; and

(b) Borrowers Annual Reports—for any year in which there is a Subsidiary (other than Hornbeck Offshore Operators, LLC, Energy Services Puerto Rico, LLC and Borrowers) that is not a Guarantor Subsidiary, as soon as available and in any event within one hundred twenty (120) days after the close of such year, the audited balance sheet of each Borrower as of the end of such year, the audited statement of income of each Borrower for such year, the audited statement of shareholders equity of each Borrower for such year, and the audited statement of cash flow of each Borrower for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by the unqualified audit opinions of Ernst & Young LLP or another independent certified public accountant acceptable to the Required Banks; and

(c) Subsidiaries Annual Reports—promptly upon the request of the Agent or the Required Banks after April 30 in any year, the balance sheet of any Subsidiary or Subsidiaries (that are not Borrowers or Guarantor Subsidiaries) as of the end of the most recently completed fiscal year, the statement of income of such Subsidiary or Subsidiaries for such year, the statement of shareholders equity of such Subsidiary or Subsidiaries for such year, and the statement of cash flow of such Subsidiary or Subsidiaries for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, certified as being true, correct and complete in all material respects by the chief financial officer of Guarantor; and

(d) Guarantor Quarterly Reports—as soon as available and in any event within sixty (60) days after the end of each quarter, the quarterly report on Form 10-Q containing the consolidated balance sheet of Guarantor as of the end of such quarter, the consolidated statements of income of Guarantor for such quarter and for the period from the beginning of the fiscal year through such quarter, the consolidated statements of shareholders equity of Guarantor for such quarter and for the period from the beginning of the fiscal year through such quarter, and the consolidated statements of cash flow of Guarantor for such quarter and for the period from the beginning of the fiscal year through such quarter (along with data for each business segment for such periods), setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year (if in existence in such preceding fiscal year), certified as being true, correct and complete in all material respects by the chief financial officer of Guarantor; and

(e) Audit Reports—promptly upon receipt thereof, copies of each other audit report submitted to either Borrower or Guarantor by independent accountants in connection with any annual, interim or special audit made by them of the books of either Borrower or Guarantor; and

(f) Budget—as soon as available and in any event not later than March 31 of each calendar year (commencing with the calendar year 2004) up to and including the Maturity Date, Guarantor’s consolidated annual budget (including income statement, balance sheet and statement of cash flow) for such calendar year.

All such balance sheets and other reports referred to above shall be in such detail as the Agent or the Required Banks may reasonably request and shall conform to generally accepted accounting principles applied on a consistent basis, except only for such changes in accounting principles or practice with which the independent certified public accountants concur.

Section 5.02 Certificates of Compliance. (a) Concurrently with the furnishing of the annual financial statements pursuant to subsections 5.01(a) and (b) hereof, Borrowers will furnish or cause to be furnished to the Agent, for distribution to the Banks, certificates from the independent certified public accountants for Borrowers and Guarantor stating that in the ordinary course of their audit of Borrowers or Guarantor, as applicable, insofar as it relates to accounting matters, their audit has not disclosed the existence of any condition which constitutes a Default, or if their audit has disclosed the existence of any such condition, specifying the nature, period of existence and status thereof; provided, that the independent certified public accountants shall not be liable to the Agent or the Banks for their failure to discover a Default.

(b) Concurrently with the furnishing of the quarterly financial statements pursuant to subsection 5.01(d) hereof, Borrowers will furnish to Agent a certificate that there is no Default or Event of Default at such time and a certificate in form and substance satisfactory to the Agent calculating (and certifying compliance or non-compliance with) applicable financial tests at subsections 8.01(m), (n) and (p) hereof, and Borrowers will cause Guarantor to deliver a certificate to Agent specifying any changes in the ownership of Guarantor that Guarantor is aware of since the last certificate of the ownership of Guarantor and certifying that no Change in Control has occurred.

Section 5.03 Taxes and Other Liens. Each Borrower will, and will cause Guarantor to, pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon such Borrower or Guarantor or upon its income or upon any of its property as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien upon any or all of its property; provided, that a Borrower or Guarantor shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if the contesting party shall have set up reserves therefor adequate under generally accepted accounting principles (provided that such reserves may be set up under generally accepted accounting principles).

Section 5.04 Existence; Compliance. Each Borrower will, and will cause Guarantor to, maintain its limited liability company existence and rights. Each Borrower will, and will cause Guarantor to, observe and comply with all valid laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, directions and requirements of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers, domestic or foreign, unless any such failure to observe and comply would not have a material adverse effect on the business, profits, property or condition (financial or otherwise) of either Borrower or of Guarantor.

Section 5.05 Further Assurance. Borrowers will promptly (and in no event later than 30 days after written notice from the Agent is received) cure or cause to be cured any defects in the creation, execution and delivery of any of the Loan Documents. Borrowers will, at their expense, promptly (and in no event later than 30 days after written notice from the Agent is received) execute and deliver, or cause to be executed and delivered, to the Agent and the Banks upon request all such other and further documents, agreements and instruments (including without limitation further security agreements, financing statements, continuation statements, and assignments of accounts and contract rights) in compliance with or accomplishment of the covenants and agreements of each Borrower and Guarantor in the Loan Documents or to further evidence and more fully describe the Collateral, including any renewals, additions, substitutions, replacements or accessions to the Collateral, or to correct any omissions in the Collateral Documents, or more fully state the security obligations set out herein or in any of the Collateral Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Collateral Documents, or to make any recordings, to file any notices, or obtain any consents as may be necessary or appropriate in connection with the transactions contemplated by this Agreement.

Section 5.06 Performance of Obligations. Borrowers will repay the Credit Loan in accordance with the Notes and this Agreement. Each Borrower will do and perform every act required of such Borrower, and will cause the other Borrower and Guarantor to do and perform every act required of them, by the Loan Documents at the time or times and in the manner specified.

Section 5.07 Reimbursement of Expenses. Borrowers will pay (i) all reasonable legal fees incurred by the Agent in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and all related documents (including any amendments), and (ii) all reasonable legal fees incurred by the Agent and the Banks in connection with the enforcement of the Loan Documents and all related documents; provided, that Borrowers shall not be responsible for the costs and expenses of the Agent or any Bank in connection with the preparation of documentation regarding an assignment by a Bank (other than Hibernia National Bank, individually) of its portion of the Loans (and, with respect to any assignments by Hibernia National Bank, Borrowers shall be liable for the costs and expenses, but in any event not more than $2,500.00 of costs and expenses per assignment). Except as otherwise set forth in Section 5.18 hereof, Borrowers will pay all costs and other expenses in connection with any appraisal required or performed under this Agreement and otherwise payable to the Surveyor in connection with this Agreement. Borrowers will upon request promptly reimburse the Agent and the Banks for all reasonable amounts expended, advanced or incurred by the Agent and the Banks to satisfy any obligation of Borrowers under this Agreement, or to protect the property of a Borrower or Guarantor or to collect the Obligations, or to enforce the rights of the Agent and the Banks under this Agreement or the other Loan Documents, which amounts will include all court costs, reasonable attorneys’ fees (including without limitation, any reasonable attorneys’ fees incurred in connection with any bankruptcy proceeding affecting the Agent’s and the Banks’ rights hereunder and any attorneys’ fees incurred in connection with preparation for trial or appeal), fees of auditors and accountants, and investigation expenses reasonably incurred by the Agent and the Banks in connection with any such matters, together with interest at the Default Rate on each such amount from the date that the same is expended, advanced or incurred by the Agent and the Banks until the date of reimbursement to the Agent and the Banks.

Section 5.08 Insurance. (a) Borrowers shall cause the Agent to be named as loss payee, for the ratable benefit of the Banks, as to the Collateral and as mortgagee and the Agent and the Banks to be named as additional insureds, with a waiver of rights of subrogation, under an all risk insurance policy, and the Agent and the Banks to be named as additional insureds, with a waiver of rights of subrogation, under the comprehensive general liability insurance, statutory workers’ compensation insurance and longshoreman and harbor workers’ act coverage policies.

(b) Borrowers may purchase such insurance from any insurance company or broker that is acceptable to the Agent, which approval shall not be unreasonably withheld. All such insurance policies, including renewals and replacements, must also be in form and substance acceptable to the Agent, which approval shall not be unreasonably withheld, and must additionally contain a non-contributory loss payable endorsement in favor of the Agent, for the ratable benefit of the Banks, providing in part that (i) all proceeds under such policies of insurance will, subject to the terms and conditions of subsection (f) below, be delivered directly to the Agent (payable as hereinafter provided), (ii) all returned premiums under such policies of insurance (to the extent the same were not paid by a Borrower) will be delivered and paid directly to the Agent, and (iii) no act or omission on the part of a Borrower, or any of their officers, agents, employees or representatives, nor breach of any warranty contained in such policies, shall affect the obligations of the insurer to pay the full amount of any loss to the Agent. Such policies of insurance must also contain a provision prohibiting cancellation or the alteration of such insurance without at least thirty (30) days’ prior written notice to the Agent of such intended cancellation or alteration.

(c) Borrowers agree to provide, or cause to be provided to, the Agent with originals or certified copies of such policies of insurance or certificates with respect thereto. Borrowers further agree to promptly furnish the Agent with copies of all renewal notices and, if requested by the Agent, with copies of receipts for paid premiums. Borrowers shall provide, or cause to be provided to, the Agent binders or such other proof acceptable to the Agent that renewal or replacement policies of insurance will be in effect before any such existing policy or policies should expire. If Borrowers’ insurance policies and renewals are held by another Person, Borrowers agree to supply, or cause to be supplied, original or certified copies of the same to the Agent, together with binders or such other proof acceptable to the Agent that renewal or replacement policies of insurance will be in effect before any such existing policy or policies should expire.

(d) In the event Borrowers should, for any reason whatsoever, fail to cause any insurance required hereunder or under the HOT Fleet Mortgage or the HOS Fleet Mortgage to be maintained as herein or therein provided, or to cause such policies to be and remain so assigned or payable as provided herein, or to cause to be delivered to the Agent satisfactory evidence thereof, then the Agent, if it so elects, may itself have any such insurance effected in such amounts and in such companies as it may deem proper and may pay the premiums therefor and Borrowers shall reimburse the Agent (and the Banks, if applicable) upon demand for the amount of the premiums paid, together with interest thereon at the Default Rate from date until paid. The Agent and the Banks shall not be responsible for the solvency of any company issuing any insurance policy, whether or not selected or approved by the Agent or the Banks, or for the collection of any amounts due under any such policy, and shall be responsible and accountable only for such money as may be actually received by the Agent or the Banks.

(e) Borrowers agree to immediately notify the Agent in writing of any material casualty to or accident involving a HOT Vessel or a HOS Vessel (or any other vessel owned by either Borrower or any Guarantor Subsidiary that could have a material adverse effect upon such Borrower or such Guarantor Subsidiary), in each case whether or not such casualty or loss is covered by insurance. Borrowers further agree to promptly notify the applicable Borrower’s insurance company and to submit an appropriate claim and proof of claim to the insurance company in the event that a HOT Vessel or a HOS Vessel or any other vessel owned by either Borrower, is lost, damaged, or destroyed as a result of an insured hazard. As to the HOT Vessels and the HOS Vessels, the Agent may submit such a claim and proof of claim to the insurance company on the applicable Borrower’s behalf, should the applicable Borrower fail to do so promptly for any reason. As to the HOT Vessels and the HOS Vessels, each Borrower hereby irrevocably appoints the Agent as its agent and attorney-in-fact, each such agency being coupled with an interest, to make, settle and adjust claims under such policy or policies of insurance (regardless of whether a settlement or adjustment of a claim is an Event of Default) and to endorse the name of such Borrower on any check or other item of payment for the proceeds thereof; it being understood, however, that unless one or more Defaults exist under this Agreement, the Agent will not settle or adjust any such claim without the prior approval of such Borrower (which approval shall not be unreasonably withheld).

(f) In the event of an actual, constructive, agreed, compromised or arranged total loss or of any requisition of a HOT Vessel or a HOS Vessel, all insurance payments therefor shall be made payable, and delivered, only to the Agent and no other Person. Neither Borrower shall declare or agree with underwriters that a HOT Vessel or a HOS Vessel is a constructive or compromised, agreed or arranged constructive total loss without the prior written consent of the Agent and the Required Banks. The proceeds of all other insurance (i) covering a HOT Vessel shall be made payable to HOT and the Agent jointly, and delivered to the Agent, and (ii) covering a HOS Vessel shall be made payable to HOS and the Agent jointly, and delivered to the Agent. Subject to the last sentence of this paragraph, the Agent shall make available to the applicable Borrower the proceeds of all insurance (x) by an appropriate payment order directed to the interested underwriter to pay any outstanding bill for repairing or replacing a HOT Vessel or a HOS Vessel and/or any outstanding third-party claims or (y) to reimburse the applicable Borrower in whole or in part for any expenditures the applicable Borrower may have made for repairing or replacing a HOT Vessel or a HOS Vessel and/or to pay any third party claims, but the Agent, as a condition precedent to such reimbursement, may require the applicable Borrower to furnish the Agent with receipted bills or waivers of liens or appropriate releases for any third-party claims. In connection with any repair to or replacement of a HOT Vessel or a HOS Vessel, the applicable Borrower shall be required to pay the amount of the deductible and the applicable Borrower shall be required to pay any balance of the cost of repairs or replacement not covered by insurance. Notwithstanding the foregoing provisions of this Section 5.08, but subject to clause (B) of the next sentence following this sentence, the insurance policies may provide that if for a particular claim any such insurance payments do not exceed $125,000.00, then such payments may be paid to the applicable Borrower. Notwithstanding anything contained herein to the contrary, the Agent shall, at the option of the Required Banks, be entitled to receive any insurance proceeds and apply them to the Obligations (in accordance with Section 2.17 hereof, and if there is then existing an Event of Default, then there shall be deemed to have been a foreclosure on Collateral for purposes of Section 2.17) if (A) there has been an actual, constructive, agreed or arranged total loss or requisition of a HOS Vessel or a HOT Vessel or (B) there otherwise has been and is then continuing any Event of Default.

(g) The Agent’s receipt of such insurance proceeds and the application of such proceeds as provided herein shall not, however, affect the Agent’s Liens against the HOT Vessels or the HOS Vessels, for the ratable benefit of the Banks. Other than the circumstances where insurance proceeds relative to the loss of or damage to a HOT Vessel or a HOS Vessel are applied to the repayment of the Obligations, nothing under this Section shall be deemed to excuse Borrowers from their obligations to promptly repair, replace or restore any lost or damaged vessel, whether or not the same are covered by insurance, whether or not such proceeds of insurance are available, and whether or not such proceeds are sufficient in amount to complete such repair, replacement or restoration, to the satisfaction of the Agent. Furthermore, unless otherwise confirmed by the Agent and the Banks in writing, the application or release of any insurance proceeds by the Agent shall not be deemed to cure or waive any Event of Default under this Agreement. Any proceeds which have not been disbursed within one (1) month after their receipt and which a Borrower has not committed to the repair or restoration of a HOT Vessel or a HOS Vessel shall be used to repay the Credit Loan (in accordance with Section 2.17 hereof).

(h) Borrowers, upon request of the Agent, shall furnish, or cause to be furnished, to the Agent reports on each existing policy of insurance showing such information as the Agent or the Required Banks may request, including without limitation the following: (i) the name of the insurer; (ii) the risks insured; (iii) the amount of the policy; (iv) the property insured; (v) the then current value on the basis of which insurance has been obtained and the manner of determining that value; and (vi) the expiration date of the policy.

Section 5.09 Accounts and Records. Borrowers will keep, and will cause Guarantor to keep, books of record and accounts in which true and correct entries will be made as to all material matters of all dealings or transactions in relation to the respective business and activities, sufficient to permit reporting in accordance with generally accepted accounting principles, consistently applied.

Section 5.10 Right of Inspection. (a) Borrowers will, and will cause Guarantor to, permit any officer, employee or agent of the Agent, any Bank, the Surveyor, the United States Coast Guard or the American Bureau of Shipping to visit and inspect the HOS Vessels and the HOT Vessels, and to visit and inspect the other Collateral, and (b) Borrowers will, and will cause Guarantor to, permit any officer, employee or agent of the Agent and (upon the occurrence and continuance of an Event of Default) any Bank to examine the books of record and accounts of Borrowers and Guarantor, take copies and extracts therefrom, and discuss the affairs, finances and accounts of Borrowers and Guarantor with Borrowers’ and Guarantor’s officers, accountants, counsel and auditors, all of the foregoing at such reasonable times and on reasonable notice and without hindrance or delay and as often as the Agent, any Bank (if applicable), the Surveyor, the United States Coast Guard or the American Bureau of Shipping may reasonably desire.

Section 5.11 Maintenance of Properties. Borrowers shall maintain and preserve, and cause Guarantor to maintain and preserve, all of Borrowers’ and Guarantor’s respective properties (and any property leased by or consigned to a Borrower or Guarantor or held under title retention or conditional sales contracts) that are used or useful in the conduct of Borrowers’ and Guarantor’s respective business in the ordinary course in good working order and condition at all times, ordinary wear and tear excepted, and make all repairs, replacements, additions, betterments and improvements to its properties to the extent necessary so that any failure will not materially and adversely affect the business of a Borrower or Guarantor. Without limiting the generality of the foregoing, Borrowers shall at all times maintain the Vessels in compliance with the requirements of the American Bureau of Shipping or any other classification society acceptable to the Agent, for the highest classification for vessels of like age and type, and upon the Agent’s request therefor, the Borrowers shall promptly provide to the Agent copies of certificates duly issued by the American Bureau of Shipping or other classification society acceptable to the Agent, to the effect that the Vessels have been given the highest classification and rating for vessels of the same respective ages and types, free of all recommendations and notations of such classification society affecting class.

Section 5.12 Notice of Certain Events. (a) Borrowers shall promptly notify the Agent if either Borrower learns of the occurrence of any event which constitutes a Default, together with a detailed statement by a responsible officer of each Borrower as to the nature of the Default and the steps being taken to cure the effect of such Default.

(b) Borrowers shall promptly notify the Agent of any change in location of a Borrower’s principal place of business or the office of a Borrower where records concerning accounts and contract rights are kept, or any change in the federal taxpayer identification number or organizational identification number of a Borrower.

(c) Borrowers shall promptly provide the Agent, upon request therefor by the Agent, listings of the Borrowers’ assets and the condition thereof, in form and substance satisfactory to the Agent.

(d) Borrowers shall promptly submit such information in form and substance satisfactory to the Agent as may be reasonably requested by the Agent concerning construction of new vessels for the Borrowers.

(e) Borrowers shall promptly notify the Agent of any defaults or alleged defaults of any party with respect to any construction contract for new-build vessels or any charter agreement that could have a material adverse effect upon either Borrower or any of their Affiliates, and thereafter keep the Agent advised of any significant developments in connection therewith.

(f) Borrowers shall promptly notify the Agent of any and all Liens filed or otherwise asserted, and attachments made, against the HOS Vessels or the HOT Vessels, together with copies of all related instruments and any other materials that the Agent shall require.

(g) Borrowers shall cause Guarantor to provide to the Agent (i) written notice of any sale or transfer of shares of five (5%) percent or more of the stock of Guarantor promptly after any such sale or transfer and (ii) upon request therefor by the Agent from time to time, evidence satisfactory to the Agent that no Change in Control has occurred.

Section 5.13 Indemnity. Borrowers hereby agree to defend, indemnify and hold the Agent and the Banks and their respective directors, officers, agents and employees harmless from and against all claims, demands, causes of action, liabilities, losses, costs and expenses (including, without limitation, costs of suit, reasonable legal fees and fees of expert witnesses; provided, that such costs of suit, reasonable legal fees and fees of expert witnesses shall be only those incurred by the Agent; provided, further, that such limitation in connection with the indemnity hereunder shall not limit the application of Section 5.07 hereof) arising from or in connection with (i) the presence in, on or under all Collateral and their other properties of any Hazardous Material, or any releases or discharges thereof on, under or from such property, (ii) any activity carried on or undertaken on or off such property, whether prior to or during the term of this Agreement, and whether by a Borrower, a contractor or any predecessor in title or any officers, employees, agents, contractors, or subcontractors of a Borrower, a contractor or any predecessor in title, or any third persons at any time occupying or present on such property, in connection with the handling, use, generation, manufacture, treatment, removal, storage, decontamination, clean-up, transport or disposal of any such Hazardous Material at any time located or present on or under such property, (iii) any and all other third party claims in connection with any of the Collateral or their other properties, or (iv) any breach of any representation, warranty or covenant under the terms of this Agreement. The foregoing indemnity shall further apply to any residual contamination affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Material, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Governmental Regulations, and shall survive the termination of this Agreement and all of the other Loan Documents. The indemnity herein shall not apply to the extent of any gross negligence or willful misconduct on the part of the Agent or the Banks.

Section 5.14 ERISA Information and Compliance. Borrowers will furnish to the Agent (i) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual and other report with respect to each Plan or any trust created by either Borrower, and (ii) immediately upon becoming aware of the occurrence of any “reportable event,” as such term is defined in Section 4043 of ERISA, or of any “prohibited transaction,” as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, in connection with any Plan or any trust created by either Borrower, a written notice signed by the president, the chairman or the chief financial officer of each Borrower specifying the nature thereof, what action the applicable Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto. Each Borrower will comply with all of the applicable funding and other requirements of ERISA as such requirements relate to the Plans of such Borrower.

Section 5.15 Charters. HOS shall perform all of its obligations in respect of, and observe all of the terms and provisions of, any charter of a HOS Vessel, and shall use its best efforts to keep all such agreements in full force and effect for the applicable term thereof. HOT shall perform all of its obligations in respect of, and observe all of the terms and provisions of, any charter of a HOT Vessel, and shall use its best efforts to keep all such agreements in full force and effect for the applicable term thereof. Notwithstanding the foregoing, no breach by a Borrower under a charter shall be a Default or Event of Default hereunder unless the result would have a material adverse effect on the financial condition of a Borrower or otherwise on a Borrower’s ability to repay the Obligations.

Section 5.16 Intentionally omitted.

Section 5.17 Collateral Value. The Borrowers shall cause the fair market value of the Vessels (and other vessels of Guarantor Subsidiaries or (subject to the second sentence hereafter) other Subsidiaries of Guarantor included within the Collateral in accordance with subsections 3.01(h) and (i) hereof) at all times to be greater than or equal to two hundred (200%) percent of the Borrowing Base from time to time in effect. If from time to time, in order for Borrowers to comply with the preceding sentence, additional vessels are required to be mortgaged to the Agent, then (i) the Agent shall be entitled to choose in its sole and absolute discretion which additional vessel or vessels owned (subject to the next following sentence) by any Subsidiary of Guarantor, not otherwise subject to a mortgage Permitted Lien (as to the Borrowers) or a mortgage Lien securing Debt that otherwise does not violate this Agreement (as to any other Subsidiary of Guarantor), shall be so mortgaged so that Borrowers will be in compliance with the preceding sentence (and the parties acknowledge that the Borrowers may suggest what additional vessel or vessels they would prefer but such suggestions nevertheless shall not have the effect of impairing the fact that the selection is at the Agent’s sole and absolute discretion), and (ii) the applicable Borrower(s) or Guarantor Subsidiary(ies) or other Subsidiary(ies) of Guarantor owning such vessel(s) shall promptly supplement and amend the applicable Collateral Documents and this Agreement, or enter into Collateral Documents, pursuant to documentation in form and substance satisfactory to the Agent, so as to grant to the Agent, for the ratable benefit of the Banks, first preferred ship mortgage liens (or the foreign equivalent) thereon and first priority security interests (or the foreign equivalent) in all related assets (see, subsections 3.01(a) - (d)), and in connection therewith Borrowers shall provide to the Agent evidence of insurance required under the Loan Documents and applicable Certificates of Documentation as to the vessels and vessel abstracts thereon showing the HOS Mortgage or the HOT Mortgage (or other first preferred ship mortgage, if by a Guarantor Subsidiary or other Subsidiary), as the case may be, as the only recorded Lien thereon. Notwithstanding the foregoing, to the extent necessary so that no Subsidiary formed outside the United States will be considered under the U.S. Internal Revenue Code (as amended) and the regulations promulgated thereunder (including without limitation Reg. Section 1.956-2(c)(2)) to be a pledgor or guarantor of the Obligations, the Agent agrees that in choosing additional vessels to be Collateral, it will not choose vessels owned by a Subsidiary formed outside the United States if the Borrowers, Guarantor Subsidiaries or other Subsidiaries formed within the United States own vessels that are not already Collateral and that are operating; provided, that the Borrowers acknowledge and agree that, without limiting each Bank’s right to approve or disapprove increases in the Borrowing Base in its sole discretion, any Bank’s dissatisfaction with the additional collateral taken as a whole may be a reason for withholding its consent to an increase in the Borrowing Base. If the market value of the Vessels (and other vessels granted as Collateral) is greater than two hundred (200%) percent of the Borrowing Base, Borrowers shall not be entitled to the release of any Collateral without the written consent of all Banks. Borrowers shall not substitute vessels (and related assets) for existing Vessels that are Collateral without the written consent of the Required Banks. The parties hereto acknowledge and consent that on the Effective Date, the HOS GEMSTONE (Official Number 1141952) is being substituted for the HOS CORNERSTONE (Official Number 1091051) as a HOS Vessel.

Section 5.18 Appraisal. The Required Banks shall be entitled to require, at any time (but in any event only two (2) times during the term of this Agreement) that Agent obtain appraisals by the Surveyor relative to the Vessels. The foregoing limitation shall not apply (i) in connection with increases of the Borrowing Base and (ii) during the occurrence and continuance of any Default or Event of Default, in which event the Agent or the Required Banks shall be entitled to require by the Surveyor other appraisals relative to the Vessels. Borrowers shall, in accordance with Section 5.07 hereof, be liable for all expenses in connection with any such appraisals. In addition to the foregoing, the Required Banks may from time to time in their discretion obtain further appraisals by the Surveyor relative to the Vessels, at the pro-rata cost and expense of all the Banks (computed by reference to each Bank’s respective Commitments).

Section 5.19 Deposit Accounts. Borrowers shall (and Borrowers shall cause Guarantor to) maintain their primary domestic deposit, collection and disbursement banking accounts at the Agent. The foregoing is not applicable to investment or foreign banking accounts of Borrowers and Guarantor or other banking related products.

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ARTICLE 6

NEGATIVE COVENANTS

Unless the Agent’s and the Required Banks’ (or, if required by Section 10.12 hereof, all the Banks’) prior written consent to the contrary is obtained, Borrowers will at all times comply with the covenants contained in this Article 6 (or cause Guarantor compliance with the applicable covenants), from the date hereof and for so long as any part of the Obligations is outstanding.

Section 6.01 Liens. Neither Borrower will create, incur, assume, or permit to exist any Lien on any of its Collateral or other properties, except for:

(i) The security interests in its Collateral and any other Liens in favor of the Agent and the Banks to secure the Obligations;

(ii) Any other liens or security interests in favor of the Agent and the Banks;

(iii) Liens for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor;

(iv) Liens of landlords, carriers, warehousemen, mechanics, laborers, seamen (for the last voyage of the applicable Vessel or other vessel belonging to a Borrower) and materialmen arising by law in the ordinary course of business for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor;

(v) Precautionary Liens on property covered by capital leases;

(vi) Legal or equitable encumbrances deemed to exist by reason of negative pledge covenants and other covenants or undertakings of like nature (provided, that any such covenant or undertaking shall not apply to Borrowers’ ability to grant Liens in favor of the Agent and the Banks);

(vii) Purchase money Liens granted by a Borrower on equipment (including vessels) of such Borrower that is not Collateral, securing the purchase price of such equipment; provided, that such Lien shall not extend to or cover any other property of either Borrower or Guarantor;

(viii) Liens granted by a Borrower on the vessels under construction on the Effective Date or other vessels acquired or constructed by a Borrower after July 19, 2001, securing Debt incurred by a Borrower for the acquisition of assets or construction of vessels by a Borrower after the Effective Date or securing refinances of such Debt (but not principal amounts over and above the principal amount(s) refinanced; and

(ix) Liens on property of a Borrower that is not Collateral, which Liens arise from a judgment or judgments against a Borrower; provided, that such Liens shall not exceed $500,000.00 in the aggregate during the term of the Loan and such Borrower shall nevertheless diligently contest any such judgment.

Section 6.02 Intentionally omitted.

Section 6.03 Dividends. Neither Borrower shall, and Borrowers shall cause Guarantor to not, declare or make any cash dividends, or reservations therefor, or make any distribution of cash or property, or both, in respect of any membership interests or shares of the capital stock, as the case may be, of either Borrower or of Guarantor; provided, that (i) Borrowers shall be permitted to make cash distributions, collectively, to Guarantor (x) that are simultaneously invested as equity in the other Borrower or a Subsidiary Guarantor, and (y) otherwise, of up to $2,000,000 in any calendar year in the aggregate for both Borrowers collectively, but in any such event under clause (x) or (y), only if there is no Default or Event of Default and the making of any such dividend shall not give rise to a Default or an Event of Default, and (ii) stock dividends (including any rights distributed pursuant to a stockholder rights plan), stock splits and reverse stock splits with respect to Guarantor shall be permitted; provided, further, that Borrowers shall promptly notify the Agent (or cause the Guarantor to notify the Agent) of any such permitted dividends, splits or reverse splits.

Section 6.04 Nature of Business. Neither Borrower will engage in any material respect in any business other than the marine vessel business, including any logistics services related thereto.

Section 6.05 Mergers and Consolidations; Asset Acquisitions; Guarantor Subsidiaries. (a) Neither Borrower will acquire, merge with or consolidate with any Person, nor will it sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any Collateral or all or substantially all of its property (whether now owned or hereafter acquired) to any Person; provided, that—

(x) a Borrower may merge with another Person (other than the other Borrower and the Guarantor) if, and only if, (1) such Borrower is the surviving entity, (2) the merging Person is primarily in the business of owning and/or operating vessels, (3) immediately preceding and after giving effect to such merger, (A) there is no Default or Event of Default and (B) the Borrowers shall have $10,000,000 in cash or cash equivalents in account(s) maintained at one or more Banks or otherwise available for the making of Advances under the Credit Line (taking into account the Credit Limit), (4) after giving effect to such merger, (A) such Borrower shall have at least as much tangible net worth as it had before giving effect to the merger and (B) had the merger occurred on the last day of the most recently ended fiscal quarter, the Leverage Ratio of Guarantor (on a consolidated basis with its Subsidiaries) would be at least 0.375 below the maximum ratio permitted under subsection 8.01(p) for such quarter end before an Event of Default otherwise would exist thereunder, and (5) Borrowers shall have provided the Agent at least fifteen (15) days advance notice of the merger and such information and materials in connection therewith that the Agent or any Bank reasonably requests, and

(y) a Borrower may acquire or form a Subsidiary if, and only if, (1) the Subsidiary is primarily in the business of owning and/or operating vessels or owning companies that primarily are in the business of owning and/or operating vessels, (2) immediately preceding and after giving effect to such acquisition or formation, (A) there is no Default or Event of Default and (B) the Borrowers shall have $10,000,000 in cash or cash equivalents in account(s) maintained at one or more Banks or otherwise available for the making of Advances under the Credit Line (taking into account the Credit Limit), (3) after giving effect to such acquisition or formation, had the acquisition or formation occurred on the last day of the most recently ended fiscal quarter, the Leverage Ratio of Guarantor (on a consolidated basis with its Subsidiaries, including the new Subsidiary) would be at least 0.375 below the maximum ratio permitted under subsection 8.01(p) for such quarter end before an Event of Default otherwise would exist thereunder, (4) such Borrower shall control the management and operations of such Subsidiary, (5)

simultaneously with the acquisition or formation of such Subsidiary, such Subsidiary shall (if required under subsection 3.01(h) hereof) execute and deliver to the Agent, for the ratable benefit of the Banks, a guaranty of the payment of the Obligations and also such Subsidiary or another Subsidiary shall grant collateral therefor as may be required under subsection 3.01(h) hereof or by the Required Banks in accordance with Section 5.17 hereof, (6) the Guarantor and the Borrowers shall not at any time be or become liable for such Subsidiary’s Debts, then or thereafter arising, and (7) the Borrowers shall have provided the Agent at least fifteen (15) days advance notice of the acquisition and such information and materials in connection therewith that the Agent or any Bank reasonably requests.

(b) Other than with respect to new build vessels (including barges) constructed for or acquired by, a Borrower pursuant to construction contracts or acquisition agreements to which such Borrower from time to time is a party, neither Borrower will acquire or construct any vessel (including barges) or other capital assets unless (1) immediately preceding and after giving effect to such acquisition or new construction, (A) there is no Default or Event of Default and (B) the Borrowers shall have $10,000,000 in cash or cash equivalents in account(s) maintained at one or more Banks or otherwise available for the making of Advances under the Credit Line (taking into account the Credit Limit), (2) after giving effect to such acquisition or new construction, (A) such Borrower shall have at least as much tangible net worth as it had before giving effect to the acquisition and (B) had the acquisition occurred on the last day of the most recently ended fiscal quarter, the Leverage Ratio of Guarantor (on a consolidated basis with its Subsidiaries) would be at least 0.375 below the maximum ratio permitted under subsection 8.01(p) for such quarter end before an Event of Default otherwise would exist thereunder, and (3) Borrowers shall have provided the Agent at least fifteen (15) days advance notice of the acquisition or new construction and such information and materials in connection therewith that the Agent or any Bank reasonably requests.

If a Borrower desires to take any action contrary to the terms of this Section 6.05, the Agent and the Required Banks shall not unreasonably withhold their consent with respect thereto; provided, that before the Agent and the Banks decide whether to consent, the Agent and the Banks shall have been provided with all such information and materials that they request and had sufficient time to assess the proposed action and, further, if the Agent and the Required Banks so consent, then Guarantor and Borrowers and such other Persons as may be required by the Agent shall execute and deliver such documents as the Agent requires, in form and substance satisfactory to the Agent.

(c) Guarantor shall not, and Borrowers will not permit Guarantor to, acquire, merge with or consolidate with any Person, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its property (whether now owned or hereafter acquired) to any Person; provided, that—

(x) the Guarantor may merge with another Person (other than either Borrower) if, and only if, (1) the Guarantor is the surviving entity, (2) the merging Person is primarily in the business of owning and/or operating vessels or owning companies that primarily own and/or operate vessels, (3) immediately preceding and after giving effect to such merger, (A) there is no Default or Event of Default and (B) the Borrowers shall have $10,000,000 in cash or cash equivalents in account(s) maintained at one or more Banks or otherwise available for the making of Advances under the Credit Line (taking into account the Credit Limit), (4) after giving effect to such merger, (A) the Guarantor shall have at least as much tangible net worth as it had before giving effect to the merger and (B) had the merger occurred on the last day of the most recently ended fiscal quarter, the Leverage Ratio of Guarantor (on a consolidated basis with its Subsidiaries) would be at least 0.375 below the maximum ratio permitted under subsection 8.01(p) for such quarter end before an Event of Default otherwise would exist thereunder, and (5) the Guarantor shall have provided the Agent at least fifteen (15) days advance notice of the merger and such information and materials in connection therewith that the Agent or any Bank reasonably requests, and

(y) the Guarantor may acquire or form a Subsidiary if, and only if, (1) the Subsidiary is primarily in the business of owning and/or operating vessels or owning other companies that primarily are in the business of owning and/or operating vessels, (2) immediately preceding or after giving effect to such acquisition or formation, (A) there is no Default or Event of Default and (B) the Borrowers shall have $10,000,000 in cash or cash equivalents in account(s) maintained at one or more Banks or otherwise available for the making of Advances under the Credit Line (taking into account the Credit Limit), (3) after giving effect to such acquisition or formation, had the acquisition or formation occurred on the last day of the most recently ended fiscal quarter, the Leverage Ratio of Guarantor (on a consolidated basis with its Subsidiaries, including the new Subsidiary) would be at least 0.375 below the maximum ratio permitted under subsection 8.01(p) for such quarter end before an Event of Default otherwise would exist thereunder, (4) Guarantor shall control the management and operations of such Subsidiary, (5) simultaneously with the acquisition or formation of such Subsidiary, such Subsidiary shall (if required under subsection 3.01(h) hereof) execute and deliver to the Agent, for the ratable benefit of the Banks, a guaranty of the payment of the Obligations and also such Subsidiary or another Subsidiary shall grant collateral therefor as may be required under subsection 3.01(h) hereof or by the Required Banks in accordance with Section 5.17 hereof, (6) the Guarantor and the Borrowers shall not at any time be or become liable for such Subsidiary’s Debts, then or thereafter arising, and (7) the Guarantor shall have provided the Agent at least fifteen (15) days advance notice of the acquisition and such information and materials in connection therewith that the Agent or any Bank reasonably requests.

If Guarantor desires to take any action contrary to the terms of this Section 6.05, the Agent and the Required Banks shall not unreasonably withhold their consent with respect thereto; provided, that before the Agent and the Banks decide whether to consent, the Agent and the Banks shall have been provided with all such information and materials that they request and had sufficient time to assess the proposed action and, further, if the Agent and the Required Banks so consent, then Guarantor and Borrowers and such other Persons as may be required by the Agent shall execute and deliver such documents as the Agent requires, in form and substance satisfactory to the Agent.

Section 6.06 ERISA Compliance. Neither Borrower will at any time permit any Plan maintained by it to engage in any “prohibited transaction” as such term is defined in Section 4975 of the Code; incur any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA; or terminate any such Plan in a manner which could result in the imposition of a Lien on the property of such Borrower pursuant to Section 4068 of ERISA.

Section 6.07 Indenture Documents. Borrowers shall not amend, modify, supplement, refinance or waive (and Borrowers shall cause Guarantor to not amend, modify, supplement, refinance or waive) the Indenture Documents, or enter into other documents in connection therewith (and Borrowers shall cause Guarantor to not enter into other documents in connection therewith), including without limitation as to any refinance, to increase the interest rates or fees or premiums thereunder, to add any additional collateral thereunder, to increase or decrease the principal amount subject thereto if the incurrence of the Debt will result in a Default or an Event of Default, to add other circumstances that would require prepayment of the underlying loans, to change any sections containing provisions relating to insurance requirements or the applications of insurance proceeds or other insurance-related matters, to change any sections containing provisions relating to asset sales, to change Section 4.09 thereof, to reduce any standstill periods, to place further restrictions on the ability of Borrowers or Guarantor to operate or conduct their business, to add any other defaults or events of default (or amend the definitions thereof in a manner that would be more restrictive on Borrowers, Guarantor, or any Subsidiaries), or to change the maturity, amortization and other payment schedules of the underlying loans. In addition, Borrowers shall not otherwise amend, modify, supplement, refinance or waive (and Borrowers shall cause Guarantor not to amend, modify, supplement, refinance or waive) the Indenture Documents in any manner so as to make any of the covenants therein more restrictive than when first executed or so as to result in a Default or Event of Default or provide for Borrower or the Guarantor to take or not take any action that could result in a Default or Event of Default. As to all other amendments, modifications, supplements, refinances and waivers to such documents, Borrowers shall provide to the Agent an executed copy promptly after the execution and delivery thereof. As of the Effective Date, the Banks and the Agent (i) understand that the Guarantor intends to amend or refinance the Indenture Obligations during the term of this Agreement, and (ii) acknowledge that if (x) the amended or refinanced Debt thereunder accrues interest at a rate per annum less than the per annum interest rate that the notes issued under the Indenture accrue on the Effective Date, (y) the amended or refinanced Debt thereunder is scheduled to mature later than the scheduled maturity of the notes issued under the Indenture in existence on the Effective Date, and (z) the debt incurrence covenants under the amended or refinanced Indenture are less stringent on the Guarantor than the debt incurrence covenants under Section 4.09 of the Indenture as in existence on the Effective Date, then such provisions shall not violate this Section 6.07; provided, that nothing in this sentence shall be construed as limiting the possible acceleration of the Maturity Date as set forth in the definition of such term in Section 1.02 hereof or as amending or otherwise modifying the debt incurrence provisions under this Agreement.

Section 6.08 Indenture Obligations and Other Debt Payments and Prepayments. Borrowers shall not pay (or allow same by an other Person) the Indenture Obligations or any other Debt (other than the Obligations and trade payables coming due in the ordinary course of business) incurred after December 31, 2001 if there is then existing a Default or an Event of Default or if doing so would give rise to a Default or an Event of Default. Borrowers shall not prepay (or allow same by any other Person) any Debt, other than (i) the Credit Loan, in accordance with this Agreement, (ii) trade payables, in the ordinary course of business, and (iii) as to all other Debt (including without limitation the Indenture Obligations), so long as there is no Default or Event of Default then existing and doing so would not give rise to a Default or an Event of Default and the Borrowers shall have $10,000,000 in cash or cash equivalents in account(s) maintained at one or more Banks or otherwise available for the making of Advances under the Credit Line (taking into account the Credit Limit), partial prepayments of such other Debt or the refinancing of any such other Debt in full. If any Debt is to be incurred by the Borrowers or the Guarantor for any prepayments, reference is hereby made to Section 10.12 hereof as to certain conditions that may have to be satisfied before the incurrence of such Debt.

Section 6.09 Loans. Borrowers, Guarantor Subsidiaries and Guarantor shall not lend or advance any money to any Person; provided, that (i) intra-company Debt, in an aggregate amount not to exceed $20,000,000 outstanding at any one time, owed by Guarantor, a Borrower, a Subsidiary or a less than 50%-owned Affiliate of a Borrower, Guarantor or a Guarantor Subsidiary to a Borrower, a Guarantor Subsidiary or Guarantor in connection with accounting allocations between such Persons (provided, further, that such Debt shall be unsecured and subordinated to the Obligations upon terms and conditions satisfactory to Agent) is permitted, (ii) loans or advances by Guarantor, a Borrower, or a Guarantor Subsidiary to Guarantor, a Borrower or a Guarantor Subsidiary (provided, further, that such Debt shall be unsecured and subordinated to the Obligations upon terms and conditions satisfactory to Agent) are permitted, (iii) loans or advances to officers, directors and employees of a Borrower or the Guarantor made in the ordinary course of business and consistent with past practices of the Borrowers, Guarantor Subsidiaries, and the Guarantor in an aggregate amount not to exceed $500,000 outstanding at any one time, are permitted, and (iv) Guarantor, a Borrower or a Guarantor Subsidiary may provide financing to a Person in connection with such Person acquiring an ownership interest in a Subsidiary or a less than 50%-owned Affiliate of a Borrower, Guarantor or a Guarantor Subsidiary (and such financing shall be for no other purpose) where such Person’s ownership interest is reasonably necessary, advisable or incidental to the conduct of business by such Subsidiary or Affiliate in a jurisdiction outside of the United States (provided, further, that (x) as to such a financing provided by a Guarantor Subsidiary that does not involve a transfer of equity in such Guarantor Subsidiary and as to any such financing provided by a Borrower or Guarantor, the Person acquiring the equity interest shall be acquiring it from the applicable Loan Party providing the financing, (y) no actual funds shall transfer from the Guarantor, a Borrower or a Guarantor Subsidiary in connection with any such financing and (z) no such financings in the aggregate shall be with respect to more than thirty percent (30%) of the equity of any such Subsidiary or more than 51% of the equity of any such Affiliate).

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ARTICLE 7

CONDITIONS

Section 7.01 General Conditions to Amendment and Restatement. The obligation of the Agent and the Banks to amend and restate the 2001 Credit Agreement is subject to (a) the accuracy of each and every representation and warranty of Borrowers and any other Loan Party made in this Agreement or any other Loan Document, or in any certificate delivered to the Agent and the Banks pursuant to or in connection with this Agreement, (b) the absence of a Default or Event of Default hereunder, and (c) the satisfaction of the following conditions: (i) Borrowers shall have paid or caused to be paid all fees and out-of-pocket expenses of the Agent in connection with the preparation, execution and delivery of all of the Loan Documents executed on the date of this Agreement and the consummation of the transactions contemplated thereby; and (ii) the Agent shall have received the following, each in form and substance satisfactory to the Agent and (except for the Notes) in sufficient counterparts:

(A) Duly executed counterparts of this Agreement signed by all the parties hereto.

(B) The duly executed Credit Notes, each dated the Effective Date.

(C) Duly executed counterparts of the Collateral Documents, including without limitation such confirmatory agreements and amendments and supplements as are required by the Agent.

(D) All consents to, waivers (other than those that are not required until the initial Advance in accordance with the further terms of this Section 7.01) and subordination agreements respecting the transactions contemplated hereby as may be required by the Agent.

(E) Certificates of good standing as to each Borrower, Guarantor, HOS-IV and HOT&T issued by the Secretary of State of their respective states of organization and from the other jurisdictions where Borrowers are qualified to conduct business.

(F) The duly executed certificate of the Secretary of each Borrower, HOS-IV and HOT&T setting forth (i) resolutions of its managers in form and substance satisfactory to the Agent with respect to the authorization of this Agreement and the other Loan Documents to which it is a party and the transactions contemplated hereby and thereby; (ii) the names and true signatures of the officers or other persons authorized to sign such instruments; and (iii) copies of the certificates of formation (and all prior merger or conversion, as the case may be, documentation) and the operating agreement of such Borrower, HOS-IV or HOT&T, as the case may be. If there have been no changes to the certificates of formation and operating agreement since the time that they previously were delivered, then a certificate to that effect from the applicable Loan Party will be acceptable.

(G) The duly executed certificate of the Secretary of Guarantor setting forth (i) resolutions of its directors in form and substance satisfactory to Agent with respect to the authorization of the Loan Documents to which it is a party and the transactions contemplated hereby and thereby; (ii) the names and true signatures of the officers authorized to sign such instruments; and (iii) copies of the certificate of incorporation and the bylaws of Guarantor. If there have been no changes to the certificate of incorporation or bylaws since the time that they previously were delivered, then a certificate to that effect from Guarantor will be acceptable.

(H) Copies of (i) all charter agreements then effective and for longer than twelve (12) months relating to the HOT Vessels and the HOS Vessels, (ii) Certificates of Documentation for the HOT Vessels and the HOS Vessels, (iii) vessel abstracts for the HOT Vessels and the HOS Vessels showing the HOT Fleet Mortgage and the HOS Fleet Mortgage, as the case may be, as the only recorded Lien thereon.

(I) Evidence that the insurance as to the Borrowers required hereunder and under the other Loan Documents has been obtained and is in full force and effect.

(J) The fees set forth in Section 2.09 hereof or otherwise required under any other Loan Documents.

(K) A copy of each amendment or supplement changes to the Indenture since December 31, 2001.

(L) A certificate of Guarantor certifying as to the Effective Date Shareholders.

(M) Duly executed counterparts by the Borrowers of a Compliance Certificate.

(N) Any other document (including without limitation legal opinions of counsel to Borrowers and Guarantor) which the Agent may reasonably request.

Section 7.02 Conditions to Each Advance. The obligation of the Banks to make Advances after the Effective Date is subject to (a) the accuracy as of the date of such Advance of each and every representation and warranty of Borrowers and any other Loan Party made in this Agreement or any other Loan Document, or in any certificate delivered to the Agent and the Banks pursuant to or in connection with this Agreement, (b) the absence of a Default or Event of Default hereunder as of the date of such Advance, (c) the performance by each Borrower of the respective obligations to be performed hereunder on or before such date, or the satisfaction of other conditions hereunder on or before such date, including without limitation those obligations and conditions set forth in Section 2.02 hereinabove, and (d) the Agent shall have received on or before such date the following:

(A) A Draw Request Certificate.

(B) In connection with acquisitions, any other document which the Agent may reasonably request.

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ARTICLE 8

DEFAULT

Section 8.01 Events of Default. Any of the following events shall be considered an “Event of Default” as that term is used herein:

(a) Principal and Interest Payments; Fees. Borrowers fail to make payment when due of any installment of principal or interest on the Loans, or of any fee or any other Obligation or Debt to the Agent or any of the Banks, whether or not related to the Credit Loan, and (other than with respect to the payment due on the Maturity Date) such failure is not cured within three (3) Business Days after the applicable due date; or

(b) Representations and Warranties. Any representation or warranty made by a Borrower, Guarantor or a Guarantor Subsidiary under the Loan Documents proves to have been incorrect in any material adverse respect as of the date thereof, or any representation, statement (including financial statements), certificate or data furnished or made by a Borrower, Guarantor or a Guarantor Subsidiary (or any officer, accountant or attorney thereof) under the Loan Documents proves to have been untrue in any material adverse respect as of the date as of which the facts therein set forth were stated or certified; or

(c) Covenants. A Borrower, Guarantor or a Guarantor Subsidiary defaults in the observance or performance of any of the covenants or agreements contained in this Agreement, the Notes or any of the other Loan Documents (including without limitation Hedging Agreements) or any Hedging Arrangements, or any other present or future agreements relating to any Debt between a Borrower and the Banks, to be kept or performed by a Borrower or any such other Person (other than a default under any other paragraph of this Section 8.01) and such Default continues unremedied for a period of thirty (30) days after the earlier of (i) written notice thereof having been given by the Agent to Borrowers and (ii) such Default otherwise becoming known to the chief executive officer, president or chief financial officer of a Borrower; provided, that no such notice or cure period shall be applicable concerning a failure of the covenants under (x) Sections 5.05 and 5.08 or Article 6 of this Agreement, (y) Section 3.13 in each of the HOT Fleet Mortgage and the HOS Fleet Mortgage, (z) Section 4.1 of each of the HOS Security Agreement, the HOT Security Agreement; or

(d) Involuntary Bankruptcy or Receivership Proceedings. A receiver, conservator, liquidator or trustee of a Borrower, Guarantor or a Guarantor Subsidiary, or of any of their respective properties is appointed by order or decree of any court or agency or supervisory authority having jurisdiction; or an order for relief is entered against a Borrower, Guarantor or a Guarantor Subsidiary under the Federal Bankruptcy Code; or a Borrower, Guarantor or a Guarantor Subsidiary is adjudicated bankrupt or insolvent; or any material portion of the properties of a Borrower, Guarantor or a Guarantor Subsidiary is sequestered by court order and such order remains in effect for more than thirty (30) days after such party obtains knowledge thereof; or a petition is filed against a Borrower, Guarantor or a Guarantor Subsidiary under any reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and such petition is not dismissed within thirty (30) days; or

(e) Voluntary Petitions. A Borrower, Guarantor or a Guarantor Subsidiary files a case under the Federal Bankruptcy Code or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any case or petition against it under any such law; or a Borrower, Guarantor or a Guarantor Subsidiary makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of a Borrower, Guarantor or a Guarantor Subsidiary or of all or any part of their respective properties; or

(f) Invalidity of Loan Documents. (i) Any material provision of the Loan Documents shall for any reason cease to be valid and binding on a Borrower, Guarantor or a Guarantor Subsidiary after the Effective Date, or a Borrower, Guarantor or a Guarantor Subsidiary or any third party shall so state in writing, and (ii) such invalidity or the effect of such invalidity is not cured to the Agent’s satisfaction within thirty (30) days after the earliest to occur of (x) notice from the Agent concerning its belief that a material provision is no longer valid and binding, (y) any written statement of a Borrower, Guarantor, or a Guarantor Subsidiary or any third party that a material provision is not valid and binding, or (z) the chief executive officer, president or chief financial officer of a Borrower, Guarantor or a Guarantor Subsidiary otherwise becomes aware that any material provision is not valid and binding; or

(g) Attachment. A writ or warrant of attachment or any similar process (in any such instance, a “writ”) shall be issued by any court against all or any material portion of the respective properties of a Borrower, Guarantor or a Guarantor Subsidiary and such writ is not released or bonded within thirty (30) days after its entry; or

(h) Other Debt. A Borrower, Guarantor or a Guarantor Subsidiary defaults in the payment of any amounts due to any Person in connection with any Debt in excess of $5,000,000.00 in aggregate principal amount (other than the Indenture Obligations), or (other than as to vessel construction contracts covered under subsection 8.01(j) below) defaults in the observance or performance of any of the covenants or agreements contained in any credit agreements, indentures, notes, leases, contracts, collateral or other documents relating to a contract involving remaining Debt (including indemnity) obligations in excess of $5,000,000.00 to which either Borrower, Guarantor or a Guarantor Subsidiary is a party under which any such Debt was created or is governed, and any grace period applicable to any such default has elapsed without cure or waiver; or

(i) Undischarged Judgments. Judgment for the payment of money in excess of $1,000,000.00 (which is not covered by insurance) is rendered by any court or other governmental body against either Borrower, Guarantor or a Guarantor Subsidiary and such Borrower, Guarantor or such Guarantor Subsidiary does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within thirty (30) days from the date of entry thereof, and within said period of thirty (30) days from the date of entry thereof or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserves therefor as may be required under generally accepted accounting principles; or

(j) Construction Contracts. Any default occurs under any construction contract for the construction of a vessel for HOS or HOT and any grace period available to a Borrower or the applicable contractor for any such default has elapsed without cure or waiver and such default results in termination of the contract for the construction of such vessel and payment obligations for remaining Debt owed by a Borrower as a result of such default are in excess of $5,000,000; or

(k) Citizenship. Either Borrower ceases to be a citizen of the United States of America within the meaning of Title 46, Section 802 of the United States Code; or

(l) Vessel Loss. There occurs a total loss of a Vessel, actual or constructive, or a compromised or arranged or otherwise agreed constructive loss of a Vessel, not fully covered by insurance (subject to permitted deductibles) and such Vessel is not replaced as Collateral with another vessel or vessels of the Required Banks’ choosing in their sole and absolute discretion (as though additional Collateral were required under Section 5.17 hereof and in accordance with the requirements of such section) within thirty (30) days after such loss; or

(m) Minimum Guarantor Net Worth. Guarantor (on a consolidated basis with its Subsidiaries consistent with its audited financial statements as of December 31, 2003) fails to maintain a net worth of at least 80% of Guarantor’s net worth at December 31, 2003 (on a consolidated basis with its Subsidiaries) as of the last day of each quarter, commencing March 31, 2004, increased annually at the end of each calendar year by fifty (50%) percent of Guarantor’s net income (on a consolidated basis with its Subsidiaries consistent with its audited financial statements for the period ended December 31, 2003) for such year and ninety (90%) percent of the gross proceeds derived from all equity contributed to Guarantor during such year and reduced by the amount of net losses incurred to the extent of non-cash unamortized deferred finance charges, if any, written off in connection with any refinancing of the Indenture Obligations. For the purposes of this section, “net worth” shall mean the sum of common stock, preferred stock, capital surplus and retained earnings; or

(n) Minimum Guarantor Fixed Charge Coverage Ratio. Guarantor (on a consolidated basis with its Subsidiaries) as of the last day of each fiscal quarter fails to maintain a ratio of (i) EBITDA minus expenditures for the maintenance and recertification of assets (including drydocking, but excluding discretionary items such as vessel upgrades) incurred and paid during the applicable period of calculation of EBITDA, to (ii) Fixed Charges incurred, whether or not paid, during the applicable period of calculation of EBITDA, of greater than or equal to 1.30:1.00; or

(o) Intentionally deleted.

(p) Maximum Guarantor Leverage Ratio. Guarantor (on a consolidated basis with its Subsidiaries) as of the last day of each fiscal quarter fails to maintain a Leverage Ratio of less than or equal to 4.5:1.0; or

(q) Change in Control. There occurs a Change in Control; or

(r) Indenture Obligations. There occurs an “Event of Default” as defined in any of the Indenture Documents; provided, that a cure or waiver of such “Event of Default” under the Indenture Documents will automatically cure an Event of Default under this subsection 8.01(r); or

(s) Contract Payments. Either Borrower accepts, solicits or retains, or any third party on behalf of a Borrower accepts, solicits or retains, any amounts under Vessel charters (including without limitation contracts of affreightment) more than one (1) month in advance of when such amounts are to become due; or

(t) Surveys. The Borrowers do not provide to the Agent by March 31, 2004 surveys of the Vessels dated not earlier than April 1, 2003 from the Surveyor showing an aggregate orderly liquidation value of at least $120,000,000.

Section 8.02 Remedies. (a) Upon the happening of any Event of Default specified in Section 8.01 (other than subsections 8.01(d) or 8.01(e) thereof, (i) all obligations, if any, of the Agent or the Banks to make Advances to Borrowers shall immediately cease and terminate; and (ii) the Agent may, and at the written direction of the Required Banks shall (to the extent so directed), by written notice to Borrowers declare the entire principal amount of all Obligations then outstanding, including interest accrued thereon, to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor or other notice of default of any kind, all of which are hereby expressly waived by Borrowers.

(b) Upon the happening of any Event of Default specified in subsections 8.01(d) or 8.01(e) hereof, (i) all obligations, if any, of the Agent or the Banks to make Advances to Borrowers shall immediately cease and terminate; and (ii) the entire principal amount of all Obligations then outstanding, including interest accrued thereon, shall, without notice or action by the Agent, be immediately due and payable without presentment, demand, protest, notice of protest or dishonor or other notice of default of any kind, all of which are hereby expressly waived by Borrowers.

(c) In addition to the foregoing, upon the happening of any of the events described in subsections (a) and (b) above, the Agent may, and at the written direction of the Required Banks shall (to the extent so directed), exercise any of the rights or remedies provided in the Collateral Documents and other Loan Documents or avail itself of any rights or remedies provided by applicable law.

Section 8.03 Set-Off. Upon the occurrence of any Event of Default, Agent and Banks shall have the right to set-off any funds of either Borrower in the possession of Agent or Banks against any Debt then due by Borrowers to the Agent or the Banks. Borrowers agree that any holder of a participation in any Note may exercise any and all rights of counter-claim, set-off, banker’s lien and other liens with respect to any and all monies owing by Borrowers to such holder as fully as if such holder of a participation were a holder of a note in the amount of such participation.

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ARTICLE 9

THE AGENT; SETOFF; RATABLE PAYMENTS

Section 9.01 Appointment and Authorization. (a) Each Bank appoints and authorizes the Agent to receive all payments of principal, interest, fees and other amounts payable by the Borrowers under this Agreement and to remit same that is payable to the Banks immediately to the Banks, to disburse the Advances from the Banks, and to take such action and to exercise such powers under this Agreement, the Notes, the Collateral Documents and the other Loan Documents as are delegated to the Agent by the Banks from time to time. The Agent shall promptly distribute to the Banks upon receipt, by the close of business on the next Business Day following receipt by the Agent, all payments and prepayments of principal, interest, fees and other amounts paid by the Borrowers under this Agreement that is payable to the Banks, in proportion to the Banks’ Commitments or as otherwise set forth herein (such as under Section 2.17 hereof). Similarly, the Banks shall be obligated to fund Advances in proportion to their Borrowing Base Credit Commitments. The Agent may resign at any time by written notice to the Banks; the successor Agent shall be selected by the Required Banks from among the remaining Banks.

(b) Each Bank appoints and authorizes the Agent to hold this Agreement, the Collateral Documents and all other Loan Documents (except for the Notes and Hedging Agreements, which will be held by the respective Banks party thereto), and to take such action and exercise such powers under this Agreement, the Notes, the Collateral Documents and the other Loan Documents as are delegated to the Agent by the Banks from time to time. Any requests by the Borrowers for consent by the Banks or waiver or amendment of provisions of this Agreement shall be delivered by the Borrowers to the Agent, but favorable action on such requests shall require the approval of the Required Banks or all of the Banks, as the case may be.

(c) Each Bank appoints and authorizes the Agent to supervise the syndication of the Loans to a group of financial institutions identified by the Agent in consultation with the Borrowers in accordance with the provisions of Section 9.06 hereof.

Section 9.02 Agent’s Reliance. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it under or in connection with this Agreement, the Notes, the Collateral Documents or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (i) may treat the payee of any of the Notes as the holder thereof until the Agent receives written notice of the assignment or transfer thereof, signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement, the Notes, the Collateral Documents and the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Notes, the Collateral Documents or the other Loan Documents, or to inspect any property (including the books and records) of the Borrowers; (v) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes, the Collateral Documents or the other Loan Documents; and (vi) shall incur no liability under or in respect to this Agreement, the Notes, the Collateral Documents or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 9.03 Acts by Agent after Default, etc. In the event that the Agent shall have been notified in writing by any of the Borrowers or the Banks of any Default or Event of Default (or in the event that the officer of the Agent responsible for the Borrowers’ account obtains actual knowledge of a Default or an Event of Default), the Agent (a) shall immediately notify the Banks; (b) shall take such action and assert such rights under this Agreement as it is expressly required to do pursuant to the terms of this Agreement with the consent of the Required Banks; (c) may take such other actions and assert such other rights as it deems advisable, in its discretion, for the protection of the interests of the Banks pursuant to applicable laws with the consent of the Required Banks; and (d) shall inform all the Banks of the taking of action or assertion of rights pursuant to this Section. Each Bank agrees with the Agent and the other Banks that the decisions and determinations of the Required Banks in enforcing this Agreement, the Notes, the Collateral Documents and other applicable Loan Documents and guiding the Agent in those matters shall be binding upon all the Banks, including without limitation authorizing the Agent at the pro rata expense of all the Banks (to the extent not reimbursed by the Borrowers) to retain attorneys to seek judgment on this Agreement, the Notes, the Collateral Documents and other applicable Loan Documents. Each Bank agrees with the other Banks that it will not, without the consent of the other Banks, separately seek to institute any legal action with respect to the Credit Loan against the Borrowers, the Guarantor or any other party executing documents in favor of the Agent or the Banks; provided, that a Bank party to a Hedging Agreement or Hedging Arrangement shall be entitled to enforce the applicable Borrower’s payment obligations thereunder.

Section 9.04 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, the Notes, the Collateral Documents and the other Loan Documents.

Section 9.05 Agent. The Agent shall have the same rights and powers under this Agreement, the Notes, the Collateral Documents and the other Loan Documents as any other Bank and may exercise the same as though it were not the Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include Agent in its individual capacity. The Agent may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrowers as if the Agent were not the Agent and without any duty to account therefor to the Banks.

Section 9.06 Assignments and Participations. (a) No Bank may assign to any other Person any portion of its interests, rights and obligations under this Agreement (including, without limitation, any portion of its Commitment or the Credit Loan at the time owing to it and Note held by it) unless each of the following conditions is or has been satisfied: (i) the Agent has given its prior written consent (which consent will not be unreasonably withheld), (ii) so long as there is not then existing an Event of Default, the Borrowers have given their prior written consent (which consent will not be unreasonably withheld), (iii) each such assignment is of a constant, and not a varying, percentage of all the assigning Bank’s rights and obligations under this Agreement, (iv) the assignment is for a Commitment of $5,000,000.00 or more (or if a Bank’s Commitment is for less than $5,000,000, then such Bank may sell all of its Commitment), (v) the parties to such assignment have executed and delivered to the Agent an Assignment and Acceptance, substantially in the form of Exhibit C hereto (the “Assignment and Acceptance”), together with the Note subject to such assignment, one or more signature pages to this Agreement containing the signature of the assignee, and (following the Effective Date, as defined in the applicable Assignment and Acceptance) payment by the assignee to the Agent for its own account of an assignment administration fee in the amount of $3,500.00, (vi) either the assignor or assignee shall have paid the Agent’s and any Bank’s costs and expenses (including without limitation attorneys fees and expenses) in connection with the assignment if, in accordance with Section 5.07 hereof, such costs and expenses are not to be borne by Borrowers, (vii) the Agent shall have delivered to the Borrowers a fully executed copy of such Assignment and Acceptance, and (viii) the assignee is (A) a state or national commercial bank or other financial institution located in the United States or (B) a bank or other financial institution organized under a jurisdiction other than the United States, provided that such foreign bank or other financial institution has provided the Agent and the Borrowers with forms prescribed by the Internal Revenue Service certifying as to such Bank’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Bank hereunder, and provided further that such foreign bank or other financial institution shall not transfer its interests, rights and obligations under this Agreement to any affiliate of such foreign bank or other financial institution unless such affiliate provides the Agent and the Borrowers with the aforesaid tax forms; provided, that with respect to clause (ii) above, the Borrowers’ consent also shall not be required as to an assignment by a Bank of all of its Commitment if such assignment is part of a sale or assignment of all or substantially all of either that Bank’s assets or its marine transactions portfolio and the acquiring Person is a bank or financial institution not affiliated with any company engaged in marine transportation and is not a creditor of the Borrowers or the Guarantor with respect to other Debts. Upon satisfaction of each of the foregoing conditions and upon acceptance and notation by the Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank, and (y) the assigning Bank shall, to the extent provided in such assignment, be released from its obligations under this Agreement. Notwithstanding the foregoing, the restrictions contained above in this subsection 9.06(a) shall not apply to assignments to any Federal Reserve Bank, and the conditions set forth in clauses (i) and (ii) above shall not apply to assignments by any Bank to any Person which controls, is controlled by, or is under common control with, or is otherwise substantially affiliated with that Bank.

(b) Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment together with the Note subject to such assignment and the written consent of the Agent and the Borrowers to such assignment, the Agent shall give prompt notice thereof to the Borrowers and the Banks. Within five (5) Business Days after receipt of such notice, the Borrowers at their own expense, shall execute and deliver to the Agent, in exchange for the surrendered Note, a new Note to the order of such assignee(s) in an amount equal to the amount assumed by such assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amounts of the surrendered Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in the form of the assigned Note. The surrendered Note shall be canceled and returned to the Borrowers. The Agent shall have the right to substitute a revised Schedule 1 hereto to reflect the respective Commitments (and Borrowing Base Credit Commitments) following each such assignment.

(c) Each Bank, without the consent of the Agent, the other Banks or the Borrowers, may sell participations to one or more banks or other financial institutions not affiliated with any company engaged in marine transportation and not a creditor of the Borrowers or the Guarantor with respect to other Debts (and such bank or banks or financial institution or financial institutions shall be bound by the terms of this Agreement, including without limitation this Section 9.06) in all or a portion of the Credit Loan (including its Commitment) under this Agreement; provided, that the selling Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers relating to the Credit Loan and that the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of this Agreement shall be the right to approve waivers, amendments, or modifications which require the consent of all of the Banks as provided in Section 10.12 hereof.

Section 9.07 Indemnification of the Agent. The Banks ratably (computed by reference to each Bank’s respective Commitment) shall indemnify the Agent, its respective affiliates and the respective shareholders, directors, officers, employees, agents and counsel of the foregoing (each an “Agent Indemnitee”) and hold each Agent Indemnitee harmless from and against any and all claims (whether groundless or otherwise), liabilities, losses, damages, costs and expenses of any kind, including, without limitation, (i) the reasonable fees and disbursements of counsel for which the Agent has not been reimbursed by the Borrowers and (ii) any expenses for which the Agent has not been reimbursed by the Borrowers as required by this Agreement, which may be incurred by such Agent Indemnitee arising out of or related to this Agreement or the transactions contemplated hereby, or the Agent’s actions taken hereunder; provided, that (x) no Agent Indemnitee shall have the right to be indemnified hereunder for such Agent Indemnitee’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction, or to the extent that such claim relates to the breach by such Agent Indemnitee of its obligations under this Agreement, and (y) insofar as the Agent may also be a Bank, the foregoing indemnification in favor of the Agent shall not apply to claims, liabilities, losses, damages, costs and expenses incurred in its capacity as a Bank. The foregoing shall survive the termination of this Agreement.

Section 9.08 Setoff. In addition to, and without limitation of, any rights of the Banks under applicable law, if either Borrower or any other Loan Party becomes insolvent, however evidenced, or any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Obligations at any time held or owing by any Bank or any Affiliate of any Bank to or for the credit or account of either Borrower or any other Loan Party may be offset and applied toward the payment of the Obligations owing to such Bank, whether or not the Obligations, or any part thereof, shall then be due.

Section 9.09 Ratable Payments. If any Bank, whether by setoff or otherwise, has payment made to it upon the Obligations owing to it (other than payments received pursuant to Sections 2.12, 2.13 or 2.14) in a greater proportion than that received by any other Bank, such Bank agrees, promptly upon demand, to purchase a portion of the Obligations held by the other Banks so that after such purchase each Bank will hold its proportionate share of the Borrowing Base Credit Commitments. If any Bank, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives Collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Bank agrees, promptly upon demand, to take such action necessary such that all Banks share in the benefits of such Collateral ratably in proportion to their respective Borrowing Base Credit Commitments. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

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ARTICLE 10

MISCELLANEOUS

Section 10.01 Notices. Any notice or demand which, by provision of this Agreement, is required or permitted to be given or served by one party to or on another shall be deemed to have been sufficiently given and served for all purposes (if mailed) three calendar days after being deposited, postage prepaid, in the United States mail, registered or certified mail, or (if delivered by express courier) one calendar day after being delivered to such courier, or (if delivered in person) the same day as delivery, in each case addressed (until another address or addresses are given in writing) as follows:

If to Borrowers:

Hornbeck Offshore Services, LLC

103 Northpark Blvd., Suite 300

Covington, LA 70433

Attn: Mr. Todd M. Hornbeck

and

Hornbeck Offshore Transportation, LLC

103 Northpark Blvd., Suite 300

Covington, LA 70433

Attn: Mr. Todd M. Hornbeck

If to Agent:

Hibernia National Bank, as Agent

313 Carondelet Street

New Orleans, LA 70130

Attn: Mr. Gary Culbertson

If to Banks:

At the addresses set forth on Schedule 1 hereto.

Section 10.02 Invalidity. In the event that any one or more of the provisions contained in this Agreement, the Notes, the Collateral Documents or the other Loan Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, the Notes, the Collateral Documents or the other Loan Documents.

Section 10.03 Successors and Assigns. All covenants and agreements by or on behalf of the Borrowers, the Agent or the Banks contained in the Loan Documents shall bind their respective successors and assigns and shall inure to the benefit of the Agent, the Banks and the Borrowers and their respective successors and assigns.

Section 10.04 Renewal, Extension or Rearrangement. All provisions of this Agreement relating to the Notes shall apply with equal force and effect to each and all promissory notes or security instruments hereinafter executed which in whole or in part represent a renewal, extension for any period, increase or rearrangement of any part of the Notes.

Section 10.05 Waivers. No course of dealing on the part of the Agent, any Bank, their respective officers, employees, consultants or agents, nor any failure or delay by the Agent or any Bank with respect to exercising any of their rights, powers or privileges under this Agreement, the Notes, the Collateral Documents or the other Loan Documents shall operate as a waiver thereof.

Section 10.06 Cumulative Rights. The rights and remedies of Agent and Banks under this Agreement, the Notes, the Collateral Documents or the other Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 10.07 Singular or Plural. Words used herein in the singular, where the context so permits, shall be deemed to include the plural or vice versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

Section 10.08 CONSTRUCTION. THIS AGREEMENT IS, AND THE NOTES WILL BE, CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE UNITED STATES OF AMERICA AND THE INTERNAL LAWS OF THE STATE OF LOUISIANA.

Section 10.09 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement or the exhibits hereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 10.10 Limitation of Liability. The Loan Documents are executed by officers of the Agent and the Banks, and by acceptance of the Credit Line, Borrowers agree that for the payment of any claim or the performance of any obligations hereunder resulting from any default by the Agent or any of the Banks, resort shall be had solely to the assets and property of the defaulting Agent or Bank, and no shareholder, officer, employee or agent of the defaulting Agent or Bank shall be personally liable therefor.

Section 10.11 Relationship Between the Parties. The relationship between the Agent and the Banks, on the one hand, and Borrowers on the other, shall be solely that of lender and borrower, and such relationship shall not, under any circumstances whatsoever, be construed to be a joint venture, joint adventure or partnership. Neither the Agent nor any Bank has any fiduciary obligation to either Borrower, Guarantor or any Subsidiary with respect to this Agreement or the transactions contemplated hereby.

Section 10.12 Amendment; Waiver. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Hedging Agreements and Hedging Arrangements) or consent to any departure therefrom by Borrowers or the Banks shall be effective unless the same shall be in writing and signed by Borrowers, the Agent and the Required Banks; provided, that without the written consent of all of the Banks, no amendment or waiver to this Agreement or any other Loan Document (other than Hedging Agreements and Hedging Arrangements) shall (i) change the scheduled payment dates or maturity of the Credit Loan, or (ii) change the principal of or the rate or time of payment of interest or any premium payable with respect to any Note or the fees payable under Section 2.09, or (iii) increase the Commitments, or (iv) release any of the Borrowers, or affect the time, amount or allocation of any required prepayments, or (v) effect the release of any Collateral (except as contemplated by Sections 5.17 and 8.01(1)) or any guarantor of the Obligations or subordinate the rights of the Agent and the Banks with respect to Collateral, or (vi) reduce the proportion of the Required Banks required with respect to any consent, or (vii) change the application of payments under Sections 2.09 and 2.17 hereof, or (viii) change the definition of Required Banks or amend this Section 10.12, or (ix) increase or decrease the Borrowing Base. In addition, but subject to those amendments that require the approval of all Banks, if a Borrower or the Guarantor incurs from time to time additional Debt (other than Obligations) in excess of $30,000,000 not in existence on the Effective Date, then the Required Banks shall be entitled to require such amendments to this Agreement and the other Loan Documents as they deem to be reasonably appropriate in light of the terms and conditions of such Debt; provided, that (A) absent there being any Default or Event of Default and absent any circumstances in connection with the incurrence of such Debt that would require a waiver or amendment of the terms and conditions of this Agreement, for example at Section 6.05 hereof (although nothing herein implies or should be deemed to imply that the Agents or the Banks would agree to any waiver or amendment) and (B) the Leverage Ratio would not have been violated on the last day of the fiscal quarter preceding the incurrence of such Debt had such Debt been incurred on such date, then the Required Banks shall not be entitled to require amendments to the definitions of Applicable Margin, EBITDA and Net Debt hereunder and Sections 2.09, 5.07, 5.17, 6.05, 6.08, 8.01(n) and 8.01(p) hereof. Banks not party to a Hedging Agreement or Hedging Arrangement shall not be entitled to consent to any amendments or other modifications thereto of waivers thereof. Bank Affiliates shall not be entitled to consent to any amendments or other modifications to, or waivers of the Loan Documents, other than their applicable Hedging Agreements as Hedging Arrangements.

Section 10.13 Entire Agreement. This Agreement and the other Loan Documents supersede all prior written or oral understandings with respect to the transactions contemplated hereby and thereby. Borrowers are not relying upon any representation by the Agent, any of the Banks or any representative thereof, and no representation has been made, that the Agent or any Bank will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss or take or refrain from taking any action with respect to any such Event of Default or Default.

Section 10.14 Time of the Essence. Time shall be deemed of the essence with respect to the performance of all of the terms, provisions and conditions on the part of Borrowers, the Agent and the Banks to be performed hereunder.

Section 10.15 Counterparts. This Agreement may be executed in multiple counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.16 Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws as presently in effect. Accordingly, notwithstanding the designation of Louisiana law pursuant to Section 10.08 hereof, if the transactions contemplated hereby are held by a final judgment of a court of competent jurisdiction to be usurious under applicable law (including the laws of the United States of America or any state other than Louisiana), then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes, the Collateral Documents or the other Loan Documents, the parties hereto agree as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Obligations (or, if the Obligations shall have been paid in full, refunded to Borrowers for division between themselves as they deem appropriate), and (ii) in the event that the maturity of the Obligations is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Obligations (or, if the

Obligations shall have been paid in full, refunded to Borrowers for division between themselves as they deem appropriate).

Section 10.17 NO THIRD PARTY BENEFICIARY. THERE SHALL BE NO THIRD PARTY BENEFICIARY OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION BANK AFFILIATES, GUARANTOR, INDENTURE NOTEHOLDERS AND THE INDENTURE TRUSTEE.

Section 10.18 SOLIDARY LIABILITY. EACH BORROWER ACKNOWLEDGES AND AGREES THAT IT IS SOLIDARILY (JOINTLY AND SEVERALLY) LIABLE WITH THE OTHER BORROWER FOR THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS FROM TIME TO TIME OWING HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS EXECUTED BY EITHER OR BOTH OF THE BORROWERS.

Section 10.19 WAIVERS OF JURY TRIAL. BORROWERS, THE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 10.20 Bank Affiliates. No Bank Affiliate party to any Hedging Agreement with Borrowers shall have any rights under this Agreement or the other Loan Documents (other than its Hedging Agreement), except with respect to its rights under, but subject to the terms and conditions of, Section 2.17 hereof to receive proceeds of Collateral or as a result of the Agent’s exercise of other rights and remedies under the Loan Documents. No Bank Affiliate shall be a third party beneficiary in any respect whatsoever of any of the terms and conditions of this Agreement (including without limitation as to any amendments to or waivers of Section 2.17) or the other Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date first above written.

HORNBECK OFFSHORE SERVICES, LLC

By:	/s/ Todd M. Hornbeck
Name: Todd M. Hornbeck
Title: President and Chief Executive Officer

HORNBECK OFFSHORE TRANSPORTATION, LLC

By:	/s/ Todd M. Hornbeck
Name: Todd M. Hornbeck
Title: President and Chief Executive Officer

HIBERNIA NATIONAL BANK, as Agent

By:	/s/ Gary Culbertson
Name: Gary Culbertson
Title: Vice President

HIBERNIA NATIONAL BANK, as a Bank

By:	/s/ Gary Culbertson
Name: Gary Culbertson
Title: Vice President

FORTIS CAPITAL CORP.

By:	/s/ K. DeLathanwer
Name: K. DeLathanwer
Title: Senior Vice President

By:	/s/ Carl Rasmussen
Name: Carl Rasmussen
Title: Vice President

SOUTHWEST BANK OF TEXAS, N.A.

By:	/s/ Ross Bartley
Name: Ross Bartley
Title: Assistant Vice President

[Signatures continued on next page.]

DVB BANK AKTIENGESELLSCHAFT

By:	/s/ Sylven Hoelitz
Name: Sylven Hoelitz
Title: Senior Vice President

By:	/s/ Gorm Eikemo
Name: Gorm Eikemo
Title: Vice President

WELLS FARGO BANK, N.A.

By:	/s/ C. Lauinger III
Name: C. Lauinger III
Title: Vice President

ACCEPTED AND AGREED TO:

HORNBECK OFFSHORE SERVICES, INC.

HOS-IV, LLC

HORNBECK OFFSHORE TRINIDAD & TOBAGO, LLC

By:	/s/ Todd M. Hornbeck
Name: Todd M. Hornbeck
Title: President and Chief Executive Officer

The President and Chief Executive Officer of all of the aforementioned companies has executed this Agreement intending that all the companies named above are bound and to be bound by the one signature as if he had executed this Agreement separately for each company.

LIST OF SCHEDULES

1	Commitments of the Banks

4.07	Investments and Guaranties

4.08	Liabilities and Litigation

4.13	Compliance with the Law

LIST OF EXHIBITS

A	Form of Credit Note

B	Form of Draw Request Certificate (§2.02)

C	Form of Assignment and Acceptance (§9.06(a))

SCHEDULE 1

Commitments of the Banks

Name and Address of Bank	Credit Commitment of Bank	Borrowing Base Credit Commitment of Bank

Hibernia National Bank 313 Carondelet Street New Orleans, LA 70130 Attn: Mr. Gary Culbertson	$20,000,000.00	$12,000,000.00

Fortis Capital Corp. Three Stamford Plaza 301 Tresser Boulevard Stamford, CT 06901 Attn: Mr. Carl Rasmussen	$20,000,000.00	$12,000,000.00

Southwest Bank of Texas, N.A. 5 Post Oak Park 4400 Post Oak Parkway Houston, TX 77027 Attn: Mr. Edward Bowdon	$20,000,000.00	$12,000,000.00

DVB Bank Aktiengesellschaft 609 Fifth Avenue 5th Floor New York, NY 10017 Attn: Mr. Gorm Eikemo	$20,000,000.00	$12,000,000.00

Wells Fargo Bank, N.A. Energy Services and Equipment Group 1000 Louisiana Street Third Floor Houston, TX 77002 Attn: Mr. Philip Lauinger III	$20,000,000.00	$12,000,000.00

SCHEDULE 4.07

Investments and Guaranties

None.

SCHEDULE 4.08

Liabilities and Litigation

HOT is party to an environmental clean-up matter regarding SBA Shipyards, Inc., Jennings, Louisiana. The matter involves remediation resulting from work performed by SBA Shipyards, Inc. for approximately 20 companies (former customers of SBA Shipyards, Inc.). HOT’s Participation Allocation is estimated to be 2.2%.

SCHEDULE 4.13

Compliance with the Law

None.

EXHIBIT A

[Form of Credit Note attached]

CREDIT NOTE

$		[Date	]

Maturity Date:	February 13, 2009 (subject	New Orleans, Louisiana
to possible automatic acceleration as
set forth in the Credit Agreement
referred to below)

FOR VALUE RECEIVED, the undersigned HORNBECK OFFSHORE SERVICES, LLC, a Delaware limited liability company, and HORNBECK OFFSHORE TRANSPORTATION, LLC, a Delaware limited liability company (collectively, the “Borrowers”), hereby promise to pay to the order of                              (the “Lender”) at the office of Hibernia National Bank (herein called the “Agent”), 313 Carondelet Street, New Orleans, Louisiana 70130, the principal sum of                      and 00/100 ($            .00) Dollars, or so much thereof as may be advanced pursuant to the Amended and Restated Credit Agreement dated as of February 13, 2004 among the Borrowers, the banks and other financial institutions from time to time party thereto and the Agent, as same may be amended from time to time (herein called the “Credit Agreement”), whichever is less.

The credit advice resulting from the deposit of the proceeds of any disbursement hereunder in the Borrowers’ account with the Agent, or the Agent’s copy of any cashier’s check representing all or any part of the proceeds of the disbursements shall be deemed prima facie evidence of the Borrowers’ indebtedness to the Bank on the Credit Line.

The unpaid principal of this Note shall bear interest at one (or both) of the following interest rates, at the Borrowers’ option from time to time: (i) Prime Rate plus the Applicable Margin or (ii) Floating Rate plus the Applicable Margin, as more particularly set forth in the Credit Agreement. The Borrowers shall select the interest rate applicable to each Advance or other portion of the Credit Loan outstanding (or such interest rate shall otherwise be determined) in accordance with the provisions of the Credit Agreement. Interest after maturity of this Note for any reason whatsoever shall be increased to the Prime Rate plus the Applicable Margin plus 3% per annum and shall be payable on demand. Interest shall be computed as set forth in the Credit Agreement.

The Borrowers may or shall from time to time prepay the principal of this Note, and reborrow, in whole or in part, in accordance with the Credit Agreement. Any prepayment of the principal of this Note shall include accrued interest to the date of prepayment on the principal amount being prepaid and any applicable premium or fee.

Interest on Advances accruing interest based on the Prime Rate interest option shall be payable monthly in arrears on the last day of each month beginning February 29, 2004 and on any conversion thereof to accrue interest based on the Floating Rate interest option. Interest on Advances accruing interest based on the Floating Rate interest option shall be payable on the last day of each Interest Period (30, 60, 90 or 180 days), and in the case of 180 day Interest Periods, also at the end of the first 90 days thereof. The outstanding principal on this Note shall be payable in full at maturity of this Note on the Maturity Date.

This Note is a Credit Note issued pursuant to and is entitled to the benefit of the Credit Agreement. Reference is made to the Credit Agreement for provisions for the acceleration of the maturity hereof on the occurrence of certain events specified therein, the definition of capitalized terms not otherwise defined herein, and for all other pertinent purposes.

All payments and prepayments made by the Borrowers hereunder shall be made to the Agent in lawful money of the United States, in immediately available funds, before 11:00 a.m. (central time) on the date that such payment is required, or otherwise is, to be made. Any payment received and accepted by the Agent after such time shall be considered for all purposes (including the calculation of interest, to the extent permitted by law) as having been made on the next following Business Day. Whenever any payment to be made hereunder falls on a day other than a Business Day, unless otherwise provided in the Credit Agreement, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the calculation of interest.

The Borrowers expressly waive demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, bringing of suit, diligence in taking any action to collect amounts called for hereunder and in the handling of property at any time existing as security in connection herewith, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times had or existing as security for any amount called for hereunder.

If any Event of Default occurs, the Agent and the Lender shall have all of the rights and remedies (including acceleration of the maturity date of this Note) available to them pursuant to the Credit Agreement or applicable law.

If an Event of Default occurs and this Note is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount called for hereunder, or any amount payable or to be payable hereunder is collected through any such proceedings, the Borrowers agree to pay to the Agent and the Lender a reasonable amount as attorney’s fees.

Irrespective of the Borrower or Borrowers who directly or indirectly receive the amounts funded on Advances, each of the Borrowers shall be liable jointly and severally and solidarily to the Lender for all amounts outstanding from time to time under this Note.

This Note shall be governed by and construed in accordance with the laws of the State of Louisiana.

Neither this Note nor the indebtedness represented by this Note is a novation of the indebtedness represented by the credit agreement that has been amended and restated by the Credit Agreement or any promissory notes issued under such credit agreement.

IN WITNESS WHEREOF, the Borrowers have executed and delivered this Note on the day first written above.

HORNBECK OFFSHORE SERVICES, LLC

By:

	Name:	Todd M. Hornbeck
	Title:	President and Chief Executive Officer

HORNBECK OFFSHORE TRANSPORTATION, LLC

By:

	Name:	Todd M. Hornbeck
	Title:	President and Chief Executive Officer

EXHIBIT B

[Form of Draw Request Certificate]

[See Section 2.02]

                    , 200

Hibernia National Bank, as Agent

313 Carondelet Street

New Orleans, LA 70130

Re:	Draw Request

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Credit Agreement dated as of February 13, 2004 (as amended, modified and supplemented from time to time, the “Credit Agreement”) among Hornbeck Offshore Services, LLC (“HOS”), Hornbeck Offshore Transportation, LLC (“HOT”; HOS and HOT are collectively, “Borrowers”), Hibernia National Bank, as Agent (“Agent”) and the Banks a party thereto (“Banks”). Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Credit Agreement.

Pursuant to, and subject to the terms and conditions of, Section 2.02 and Article 7 of the Credit Agreement, Borrowers hereby request that the Banks make an Advance to Borrowers in the amount of                      and         /100 Dollars ($                    ) on                 , 200     in accordance with the terms and conditions of the Credit Agreement.

The Advance shall accrue interest based on ☐ the Prime Rate interest option, or ☐ the Floating Rate interest option, with an initial Interest Period of              days.

Borrowers hereby represent and warrant to the Agent and the Banks, and covenant, acknowledge and agree with the Agent and the Banks that:

(a) the aforementioned request for an Advance is with respect to:

(i)	☐ Working capital, in the amount of $ ,

(ii)	☐ An acquisition (see attached for details), in the amount of $ .

(b) the Borrowing Base is $                    . After giving effect to the Advance requested hereby, the principal amount of the Credit Line outstanding will be $                    ,

(c) the representations and warranties in the Credit Agreement are true and correct and no Default or Event of Default exists under the Credit Agreement,

(d) attached hereto are all other materials (if any) required to be delivered to Agent in connection with this Draw Request Certificate, and

(e) Borrowers are and shall continue to be solidarily (jointly and severally) liable for the Advance requested hereunder and all other Obligations.

The undersigned hereby represent and warrant to Agent that they have all requisite power and authority to execute and deliver this Draw Request Certificate to the Agent.

Very truly yours,

HORNBECK OFFSHORE SERVICES, LLC

By:

Name:
Title:

By:

Name:
Title:

HORNBECK OFFSHORE TRANSPORTATION, LLC

By:

Name:
Title:

By:

Name:
Title:

Exhibit B - Page 2

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated                     , 200

Reference is made to the Credit Agreement dated as of February 13, 2004, as the same may be amended, modified or supplemented from time to time (as so amended, modified or supplemented from time to time, the “Agreement”), among Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC, as Borrowers, Hibernia National Bank, as Agent and the banks party thereto (the “Banks”). Capitalized terms which are used herein without definition and which are defined in the Agreement shall have the same meanings herein as in the Agreement.

                         (the “Assignor”) and                          (the “Assignee”) agree as follows:

1. Assignment. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, as of the Effective Date (as hereinafter defined) a         % interest in and to all the Assignor’s rights and obligations under the Agreement (including, without limitation, its Commitment, the Credit Loan currently owing to it and the Note held by it).

2. Concerning the Assignor. The Assignor (i) represents that as of the date hereof, its Commitment percentage (without giving effect to assignments thereof which have not yet become effective) is         %, and the outstanding balance of its Credit Loan (unreduced by any assignments thereof which have not yet become effective) is $                    ; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of its obligations under the Agreement, the Notes, the Collateral Documents or any other Loan Document or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note delivered to it under the Agreement and requests that the Borrowers exchange such Note for new Notes payable to each of the Assignor and the Assignee as follows:

Notes Payable to the Order of:	Amount of Note
[Name of Assignor]	[Note ($ )]
[Name of Assignee]	[Note ($ )]

3. Concerning the Assignee. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Agreement, together with copies of the financial statements referred to therein and the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Banks and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Agreement and the Notes as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all the obligations which the Agreement, the Notes, the Collateral Documents and the other Loan Documents require are to be performed by it as a Bank.

4. Effective Date. The effective date for this Assignment and Acceptance shall be                      (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance.

5. Obligations. Upon such acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement, other than confidentiality requirements.

6. Payments. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

[NAME OF ASSIGNOR]

By:

Name:
Title:

[NAME OF ASSIGNEE]

By:

Name:
Title:

Exhibit C - Page 2

Each of the undersigned hereby consents to the assignment contemplated by this Assignment and Acceptance.

HORNBECK OFFSHORE SERVICES, LLC

By:

Name:
Title:

HORNBECK OFFSHORE TRANSPORATION, LLC

By:

Name:
Title:

HIBERNIA NATIONAL BANK, as Agent

By:

Name:
Title:

Exhibit C - Page 3